Exhibit 99.1

SUPPLEMENTAL INFORMATION

Except as otherwise indicated herein or as the context may otherwise require, (1) the words “we,” “our,” “us” and “AMO” refer to Advanced Medical Optics, Inc. and its subsidiaries; (2) “Allergan” refers to Allergan, Inc., our former parent company prior to our spin-off in 2002; (3) “Pfizer” refers to Pfizer Inc.; (4) the “Acquired Business” refers to Pfizer’s Surgical Ophthalmic Business (A Business Within Pfizer Inc.’s Global Pharmaceutical Group); (5) the “Acquisition” refers to our pending acquisition of Pfizer’s ophthalmic surgical business for $450 million in cash pursuant to the purchase agreement dated April 21, 2004; (6) “on an as adjusted basis” or “as adjusted” means after giving effect to all of the Transactions (defined below) other than the Acquisition and the initial borrowings under AMO’s amended credit facility; and (7) “on a pro forma basis” or “pro forma” means after giving effect to all of the Transactions.

FORWARD-LOOKING INFORMATION

All statements other than statements of historical fact are “forward-looking statements” for purposes of this Exhibit 99.1, including, without limitation, statements as to the anticipated effects and benefits of the acquisition of Pfizer’s ophthalmic surgical business and the other transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions. Some of the factors that might cause actual results to differ materially from the forward-looking statements made herein or that might cause us to modify our plans or objectives include, but are not limited to, the following: failure to complete our acquisition of Pfizer’s ophthalmic surgical business and the other transactions described herein; volatility in the capital markets; the risks associated with integration and operation of the acquired business; our substantial exposure to foreign markets and risks of international operations; the performance of our new products and the continued acceptance of our current products; our participation in a highly regulated industry; our exposure to health care initiatives and other cost-containment pressures that may have a detrimental effect on our profit margins; the highly competitive business environment in which we operate; our reliance upon intellectual property that may be subject to disputes; our ability to maintain a sufficient supply of products and successfully transition manufacturing of our eye care products; our exposure to product liability claims and other litigation; our ability to maintain relationships with our customers; the execution of our strategic initiatives and alliances; our exposure to tax and other liabilities associated with the separation from Allergan; quality issues relating to our products; our significant amount of debt; and matters generally affecting the domestic and global economy, such as changes in interest and exchange rates. Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the “Risk Factors” section below and in our filings with the Securities and Exchange Commission. Exhibit 99.1 includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, as more fully set forth therein. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update this information to reflect events or developments after the date hereof.

BACKGROUND

In connection with the Acquisition, AMO intends to amend its senior credit facility to provide for a $275 million term loan and a $100 million revolving credit facility, which revolving facility is expected to be undrawn at the time of the Acquisition. The amended senior credit facility is expected to contain affirmative and negative covenants and events of default customary for such financings. In addition, on June 9, 2004, AMO commenced a cash offer to purchase any and all of the outstanding $70.0 million aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2010 (the “Existing 9 1/4% Notes”) and a consent solicitation to amend the related indenture. As a result of the tender offer and consent solicitation, AMO expects to record a cash charge in the second quarter of 2004 of approximately $11.9 million, assuming all Existing 9 1/4% Notes are tendered prior to the consent date and repurchased in the tender offer and consent solicitation. On June 15, 2004, AMO announced its intention to offer in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, convertible senior subordinated notes (the “Private Notes”). AMO expects to fund the Acquisition and the tender offer and consent solicitation with proceeds from the term loan under the amended senior credit facility and the offering of the Private Notes.

The Acquisition is not conditioned on any financing transaction but is subject to other conditions. The offering of the Private Notes is not conditioned on the Acquisition or the tender offer and consent solicitation. The tender offer and consent solicitation is conditioned on obtaining financing. Holders of 9 1/4% Notes are not obligated to tender their Existing 9 1/4% Notes to us pursuant to the cash tender offer.

In early June 2004, AMO exchanged approximately 4.5 million shares of its common stock and approximately $4.6 million in cash for approximately $83.9 million in aggregate principal amount of its outstanding 3 1/2% Convertible Senior Subordinated Notes due 2023 (the Existing Convertible Notes”) in privately negotiated transactions with a limited number of holders (the “Private Exchanges”). As a result, AMO will record a non-cash charge in the second quarter of 2004 of approximately $78.4 million and a cash charge of approximately $4.6 million as described herein. In addition, at the same time, AMO’s Japan subsidiary repaid its 2.5 billion yen-denominated (USD $22.4 million equivalent) term loan facility with cash on hand and borrowings under AMO’s existing revolving credit facility which AMO expects to repay with cash from operations prior to closing the Acquisition.

As used herein, the offering of the Private Notes, the Acquisition, the amendment to the senior credit facility and the initial borrowings thereunder, the cash tender offer and related consent solicitation, the Private Exchanges and the repayment of the Japan term loan are collectively referred to as the “Transactions.” All information presented herein assumes all Existing 9 1/4% Notes are tendered prior to the consent date and repurchased in the tender offer and consent solicitation.

RISK FACTORS

We may not successfully make or integrate acquisitions or enter into strategic alliances.

      As part of our business strategy, we intend to pursue selected acquisitions and strategic alliances and partnerships. We compete with other ophthalmic surgical products and eye care companies, among others, for these opportunities and we cannot assure you that we will be able to effect strategic alliances, partnerships or acquisitions on commercially reasonable terms or at all. Even if we enter into these transactions, we may experience:

•	delays in realizing the benefits we anticipate or we may not realize the benefits we anticipate at all;

•	difficulties in integrating any acquired companies and products into our existing business;

•	attrition of key personnel from acquired businesses;

•	costs or charges;

•	difficulties or delays in obtaining regulatory approvals;

•	higher costs of integration than we anticipated; or

•	unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

      Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

We conduct a significant amount of our sales and operations outside of the United States, which subjects us to additional business risks that may cause our profitability to decline.

      Because we manufacture and sell a significant portion of our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In particular, our products are sold in over 60 countries, and our manufacturing facilities are located outside the continental United States, in Añasco, Puerto Rico; Madrid, Spain; and Hangzhou, China. In connection with the Acquisition, we expect to acquire Pfizer’s ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden; Groningen, Netherlands; and Bangalore, India. In 2003, on a stand-alone basis, we derived approximately $448 million, or 74%, of our net sales, from sales of our products outside of the United States, including 27% of our net sales in Japan. For the three months ended March 26, 2004, on a stand-alone basis, we derived 74% of our net sales from sales of our products outside the United States, including 25% of our net sales in Japan. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates;

•	political and economic instability;

•	changes in foreign medical reimbursement and coverage policies and programs;

•	diminished protection of intellectual property in some countries outside of the United States;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing foreign operations;

•	differing labor regulations; and

•	potentially negative consequences from changes in tax laws.

      Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations. In addition, we are particularly susceptible to the occurrence of any of these risks in Japan due to our high concentration of sales in Japan.

      Following the closing of the Acquisition, as we expand our existing international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

We are exposed to foreign currency risks from our international operations that could adversely affect our financial results.

      A significant portion of our sales and operating costs are, and from time to time, a portion of our indebtedness may be, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in “Accumulated other comprehensive income” in “Stockholders’ equity.” Gains and losses resulting from foreign currency fluctuations and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in our consolidated statements of operations. Accordingly, changes in currency exchange rates will cause our net earnings and stockholders’ equity to fluctuate.

We have a limited history operating as an independent company.

      As a result of our limited history operating as a stand-alone entity after our separation from Allergan in June 2002, we have limited experience implementing our own business model, and an evaluation of our prospects is difficult to make. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies in highly competitive markets. We may not be successful in addressing these risks. Prior to our separation from Allergan, our optical medical device business was operated by Allergan as a part of its broader corporate organization rather than as a stand-alone company. Prior to the spin-off, Allergan performed all corporate functions for us. As a separate entity, we incur costs for these functions that are higher than the amounts allocated to us in our historical consolidated financial statements.

Our historical financial information and the historical financial information of Pfizer’s ophthalmic surgical business may not be indicative of future results.

      Our historical financial information prior to our separation from Allergan does not reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity pursuing independent strategies during the periods presented. We have not made adjustments to our historical financial information for periods prior to June 29, 2002 to reflect changes that occurred in our cost structure, financing and operations as a result of our separation from Allergan. In addition, our historical financial information for periods prior to June 29, 2002 does not reflect any increased costs associated with being a publicly traded, independent company. As a result, our historical financial information is not necessarily indicative of our future results of operations, financial condition and cash flows and should not be relied upon for evaluating our business.

      The historical financial information of Pfizer’s ophthalmic surgical business does not reflect what the business’ results of operations or financial condition would have been had it operated as a stand-alone entity. Pfizer’s ophthalmic surgical business is comprised of a group of products within Pfizer’s Global Pharmaceutical Group. Pfizer acquired the business in April 2003 as part of its acquisition of Pharmacia Corporation (“Pharmacia”). Prior to that time, the business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products, and, after the acquisition, Pfizer retained the business under a similar structure. As a result, the financial information for the business reflects the business when it was within Pharmacia. The financial information includes the revenues and operating expenses directly attributable to the development, manufacture, sale and distribution of the products comprising the business. They also include an allocation of costs attributable to the sale and distribution of the products comprising Pfizer’s ophthalmic surgical business, which were not historically segregated by Pharmacia in its accounting records and which are not necessarily indicative of costs that would be incurred by Pfizer’s ophthalmic surgical business on a stand-alone basis or on a combined basis with AMO.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

      Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies;

•	evolving surgical practices; and

•	evolving industry standards.

      Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain regulatory approval for such new products;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes;

•	satisfy the increased demands by health care payors, providers and patients for lower-cost procedures;

•	innovate and develop new materials, product designs and surgical techniques; and

•	provide adequate medical and/or consumer education relating to new products and attract key surgeons to advocate these new products.

      Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on certain suppliers and manufacturers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such products and services.

      We purchase certain raw materials and other products from third-party suppliers and vendors, sometimes from limited sources. For example, we purchase neutralizing tablets primarily used with our hydrogen-peroxide lens care products and unit dose solutions from a sole source. Our suppliers and vendors may not provide the raw materials or other products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide important raw materials and third-party products in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. In addition, we also rely on certain manufacturers for some of our products. For example, we have historically outsourced the manufacture of our phacoemulsification equipment to third parties, and our Sovereign and Sovereign Compact systems are manufactured by single sources. If we were unable to renew our third-party manufacturing agreements, or if the manufacturers were to cease manufacturing any of these products for us for any reason, we may not be able to find alternative manufacturers on terms favorable to us, in a timely manner, or at all. If any of these events should occur, our business, financial condition and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

      We face intense competition in the markets for our ophthalmic surgical and eye care products and these markets are subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Inc., a publicly traded subsidiary of Nestle S.A.; Bausch & Lomb; CIBA Vision Corporation, a unit of Novartis; and Moria. Many of our competitors have substantially more resources and a greater marketing scale than we do. We may not be able to sustain our current levels of profitability and growth as competitive pressures, including pricing pressure from competitors, increase. In addition, if we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

      We also compete against a large number of providers of alternative vision correction solutions, some of which may have greater financial resources than we. For example, if LASIK technology is advanced to be able to address a wider range of refractive errors, it could reduce demand for our refractive intraocular lenses, or IOLs. In addition, if contact lens use diminishes as a result of increased use of glasses, surgical correction or otherwise, our contact lens business could be materially adversely affected. New or different methods of vision correction are continually being introduced. Any of these competitive pressures could result in decreased demand for our products.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

      Our ability to compete effectively is dependent upon our ability to protect and preserve the proprietary aspects of the designs, processes, technologies and materials owned by, used by or licensed to us. We have numerous U.S. patents and corresponding foreign patents that are expected to expire by their own terms at various dates and have additional patent applications pending that may not result in issued patents. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover. Although we attempt to protect our proprietary property, technologies and processes both in the United States and in foreign countries through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. Competitors may be able to design around our patents to compete effectively with our products. We also may not be able to prevent third parties from using our technology without our authorization, breaching any non-disclosure agreements with us, or independently developing technology that is similar to ours. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be costly and we may not prevail. Further, we may not be able to obtain patents or other protections on our future innovations. In addition, because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We cannot assure you that:

•	pending patent applications will result in issued patents;

•	patents issued to or licensed by us will not be challenged by third parties; or

•	our patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

      There is a substantial amount of litigation over patent and other intellectual property rights in the eye care industry and in the ophthalmic surgical products and contact lens care markets particularly. The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. A successful claim of patent or other intellectual property infringement or misappropriation against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that our products do not and will not infringe issued patents or other intellectual property rights of third parties. From time to time, in the ordinary course of business, we receive notices from third parties alleging infringement or misappropriation of the patent, trademark and other intellectual property rights of third parties by us or our consumers in connection with the use of our products. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringe their intellectual property rights, whether or not such claims are meritorious, any resulting litigation could be costly and time consuming and would divert the attention of management and personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements (if available on acceptable terms or at all). We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some or some aspect of our products. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of these adverse consequences could have a material adverse effect on our business and profitability.

We may have difficulty transitioning our manufacturing operations, and our manufacturing capacity may not be adequate to meet the demands of our business.

      We manufacture our products or contract with third parties to manufacture products for us. In June 2005, our manufacturing agreement with Allergan will terminate. As a result, in November 2003, we acquired a facility in Madrid, Spain, and we plan to transition products manufactured by Allergan for us to this facility as well as our Hangzhou, China facility. We also plan to transition other products to third-party suppliers. The process to transfer manufacturing of our products to a new facility or other third parties is lengthy and requires regulatory approval. We cannot assure you that we can successfully transition our manufacturing on a profitable basis, complete the regulatory approval process in a timely manner or contract with third parties on terms acceptable to us or at all. In addition, if our sales increase substantially, we may need to increase our production capacity even further. Any prolonged disruption in the operation of our manufacturing facilities or those of our third-party manufacturers could materially harm our business. We cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to obtain regulatory approvals in a timely fashion, which could affect our ability to meet product demand or result in additional costs.

      Through the Acquisition, we will acquire three manufacturing facilities in Groningen, Netherlands, Uppsala, Sweden and Bangalore, India. We expect to incur significant capital expenditures with respect to the Uppsala, Sweden manufacturing facility during the first two years following the Acquisition in order to separate the facility from existing Pfizer operations. These capital expenditures may be significantly higher than we expect. Although we have an agreement with Pfizer to assist us with the separation and related transition services, there can be no assurances that Pfizer will be able to provide the necessary services to enable us to transition and separate the Uppsala facility in the manner and in the time frame that we desire.

We could experience losses due to product liability claims or product recalls or corrections.

      We have in the past been, and continue to be, subject to product liability claims. In connection with our spin-off from Allergan, we assumed the defense of any litigation involving claims related to our business and agreed to indemnify Allergan for all related losses, costs and expenses. As part of our risk management policy, we have obtained third-party product liability insurance coverage. Product liability claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. Even if any product liability loss is covered by an insurance policy, these policies have substantial retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. The payment of retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition and results of operations.

      In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by us could occur as a result of manufacturing errors or design defects, including defects in labeling. We have undertaken voluntary recalls of our products in the past.

      Any product liability claim or recall would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims or recalls in the future or that such claims or recalls would not have a material adverse effect on our business.

If we fail to maintain our relationships with health care providers, customers may not buy our products and our revenue and profitability may decline.

      We market our products to numerous health care providers, including eye care professionals, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations. We have developed and strive to maintain close relationships with members of each of these groups who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient needs. We rely on these groups to recommend our products to their patients and to other members of their organizations. The failure of our existing products and any new products we may introduce to retain the support of these various groups could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have long-term contracts with our customers.

      We generally do not enter into long-term contracts with our customers. As a result, we are exposed to volatility in the market for our products and loss of our customers. As a result, we may not be able to maintain our level of profitability. If we are unable to market our products on terms we find acceptable, our financial condition and results of operations could suffer materially.

Our business is subject to extensive government regulation.

      Our products and operations are subject to extensive regulation in the United States by the Food and Drug Administration, or FDA, and various other federal and state regulatory agencies, including with respect to regulatory approval of our products and health care fraud and abuse, such as anti-kickback and physician self-referral laws and regulations. Additionally, in many foreign countries in which we market our products, we are subject to similar regulations. Compliance with these regulations is expensive and time-consuming. If we fail to comply, we may be subject to fines, injunctions and penalties that could harm our business. Product sales, introductions or modifications may be delayed or canceled as a result of U.S. or foreign regulatory processes, which could cause our sales to decline. Failure to obtain regulatory clearance or approvals of new products we develop, any limitations imposed by regulatory agencies on new product use or the costs of obtaining regulatory clearance or approvals could have a material adverse effect on our business, financial condition and results of operations. In addition, if we, our subcontractors or third-party manufacturers or suppliers of products we distribute fail to comply with applicable manufacturing regulations, our business could be harmed.

      Health care initiatives and other cost-containment pressures could cause us to sell our products at lower prices, resulting in less revenue to us. In the United States, a significant percentage of the patients who receive our IOLs are covered by the federal Medicare program. Reductions in Medicare reimbursement rates and the implementation of other price controls could adversely affect our revenues and financial condition. In addition, changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

Our business is subject to environmental regulations.

      Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. Failure to maintain compliance with these regulations could have a material adverse effect on our business or financial condition. The facilities we are obtaining in connection with the Acquisition are also subject to such requirements and risks.

      In the future, federal, state or local governments in the United States or foreign countries could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements could have a material adverse effect on our business or financial condition.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

      Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of any one of our management personnel, or our inability to identify, attract, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives.

      Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of services of a number of key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

      We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits. If our stock does not perform well, we may have to increase our salaries and benefits, which would increase our expenses and reduce our profitability.

Our ability to engage in acquisitions and other strategic transactions using our stock is subject to limitations because of the federal income tax requirements relating to our tax-free spin-off from Allergan.

      Our ability to issue additional equity or engage in transactions involving a change in ownership of our stock are subject to limitations because of the federal income tax requirements for a tax-free spin-off. We may determine that it is desirable to incur debt or issue equity in order to fund our working capital, capital expenditure and research and development requirements, as well as to make other investments. If we are unable to engage in such financing transactions within the tax constraints discussed above or to complete such debt or equity financing on terms acceptable to us, our business will be harmed. Many of our competitors are not subject to similar restrictions and may, without regard to such restrictions, issue their stock to complete acquisitions, expand their product offerings and speed the development of new technology. Therefore, these competitors may have a competitive advantage over us.

We may be required to satisfy certain indemnification obligations to Allergan, and we may not be able to collect on indemnification rights from Allergan.

      Under the terms of our contribution and distribution agreement with Allergan, we and Allergan have each agreed to indemnify each other from and after our spin-off with respect to the debt, liabilities and obligations retained by our respective companies. These indemnification obligations could be significant. The ability to satisfy these indemnities, if called upon to do so, will depend upon the future financial strength of each of our companies. We cannot determine whether we will have to indemnify Allergan for any substantial obligations, and we may not have control over the settlement of certain claims and lawsuits that may require partial indemnification by us. We also cannot assure you that, if Allergan is required to indemnify us for any substantial obligations, Allergan will have the ability to satisfy those obligations.

We may be responsible for federal income tax liabilities that relate to the distribution of our common stock by Allergan.

      Allergan has received a ruling from the Internal Revenue Service to the effect that the spin-off qualified as a tax-free transaction. If either we or Allergan breach representations to each other or to the Internal Revenue Service, or if we or Allergan take or fail to take, as the case may be, actions that result in the spin-off failing to meet the requirements of a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code, the party in breach will indemnify the other party for any and all resulting taxes. If we were required to pay any of the potential taxes described above, the payment would have a material adverse effect on our financial position.

Risks Relating to Our Indebtedness

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt.

      We have a significant amount of debt and substantial debt service requirements. As of March 26, 2004, on an as adjusted basis, we would have had approximately $331.2 million of outstanding debt. As of March 26, 2004, on a pro forma basis, we would have had $606.2 million of outstanding debt. Upon consummation of the Transactions, we expect that approximately $9.6 million of our amended revolving credit facility will be reserved to support letters of credit issued on our behalf and approximately $90.4 million, exclusive of letters of credit, will be available for future borrowings.

      This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our amended senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

      Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

      Our ability to meet our payment and other obligations under our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or amended senior credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under our debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under our debt.

A significant amount of our debt agreements contain covenant restrictions that may limit our ability to operate our business.

      The agreements governing our existing senior credit facility and our Existing 9 1/4% Notes contain, and we expect our amended senior credit facility will contain, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees,

•	create liens,

•	make certain investments,

•	enter into transactions with our affiliates,

•	sell certain assets,

•	redeem capital stock or make other restricted payments,

•	declare or pay dividends or make other distributions to stockholders, and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

      Our existing senior credit facility requires us to, and we expect our amended senior credit facility will require us to, maintain specific leverage and interest coverage ratios. In addition, our existing senior credit facility contains, and we expect our amended senior credit facility will contain, additional affirmative and negative covenants. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

      As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under our debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

      Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

LIQUIDITY AND CAPITAL RESOURCES

      Management assesses our liquidity by our ability to generate cash to fund operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms. As of December 31, 2003, we had cash and equivalents of $46.1 million. As of March 26, 2004, we had cash and equivalents of $47.2 million.

      Historically, we have generated cash from operations in excess of working capital requirements, and we expect to do so in the future. The net cash provided by operating activities was $3.9 million in the three months ended March 26, 2004 compared to $2.8 million in the three months ended March 28, 2003. Operating cash flow increased in the three months ended March 26, 2004 compared to the three months ended March 28, 2003 primarily as a result of higher net earnings, a decrease in inventories and an increase in accounts payable, partially offset by an increase in trade receivables and a decrease in accrued expenses and other liabilities. Net cash provided by operating activities in 2003 was $48.0 million compared to $126.9 million in 2002 and $75.8 million in 2001. Operating cash flow decreased in 2003 compared to 2002 primarily as a result of lower net earnings due to the additional costs of our operations as an independent company, the early debt extinguishment costs discussed above and a decrease in accounts payable. Cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of tax and other payments. In February 2004, we received approximately $4.7 million from Allergan. This payment ended a dispute between us and Allergan regarding the ownership of a certain value added tax receivable due from France. As part of the settlement with Allergan, we will be responsible for paying penalties and expenses associated with the receivable, which are expected to be less than $0.5 million. During 2004, we expect to increase eye care inventory levels in preparation for our transition away from Allergan as a supplier of certain eye care products, which will unfavorably impact operating cash flow. Operating cash flow increased in 2002 compared to 2001 primarily as a result of improved management of inventory and an increase in accounts payable and accrued expenses and other liabilities, partially offset by lower net earnings.

      Net cash used in investing activities was $4.9 million and $3.4 million in the three months ended March 26, 2004 and March 28, 2003, respectively. Expenditures for property, plant and equipment totaled $3.1 million and $1.8 million in the three months ended March 26, 2004 and March 28, 2003, respectively. The 2004 expenditures are primarily comprised of expansion of our manufacturing facilities and construction of research and development facilities at our leased headquarters. Net cash used in investing activities was $41.1 million, $22.1 million and $14.5 million in 2003, 2002 and 2001, respectively. In November 2003, we completed the purchase of an existing manufacturing facility in Madrid, Spain. We financed the approximately $21.4 million purchase of this facility with available cash and borrowings under our existing senior credit facility. Expenditures for property, plant and equipment totaled $12.6 million, $16.7 million and $5.9 million in 2003, 2002 and 2001, respectively. The decrease in expenditures in 2003 as compared to 2002 is primarily due to the large amount of improvements to our leased headquarters during 2002. The 2002 expenditures were primarily comprised of improvements to our leased headquarters and also include expansion of manufacturing facilities and a variety of other projects designed to improve productivity.

      Without giving effect to the Acquisition, we expect to invest approximately $18.0 million to $20.0 million in property, plant and equipment in 2004. As a result of the Acquisition, we expect to acquire three manufacturing facilities from Pfizer. We expect to incur significant capital expenditures with respect to the Uppsala, Sweden facility, which manufactures Healon, during the first two years following the Acquisition in order to separate the facility from existing Pfizer operations and to increase efficiencies designed to reduce long-term operating costs.

      Expenditures for demonstration (demo) and bundled equipment, primarily phacoemulsification and microkeratome surgical equipment, were $1.7 million and $1.6 million in the three months ended March 26, 2004 and March 28, 2003, respectively. Expenditures for demo and bundled equipment were $7.0 million, $5.0 million and $6.4 million in 2003, 2002 and 2001, respectively. We maintain demo and bundled equipment to facilitate future sales of similar equipment and related products to our customers. We expect to invest approximately $6.0 million to $8.0 million in demo and bundled equipment in 2004. As we evaluate our potential customer base as a result of the Acquisition, our expenditures for demo and bundled equipment may increase. Expenditures for capitalized internal-use software were $0.1 million in the three months ended March 26, 2004. Expenditures for capitalized internal-use software were $0.7 million, $0.9 million and $3.1 million in 2003, 2002 and 2001, respectively. We capitalize internal-use software costs after technical feasibility has been established. We expect to invest approximately $1.0 million to $2.0 million in capitalized software in 2004.

      Net cash used in financing activities was $0.1 million in the three months ended March 26, 2004, which was primarily comprised of $1.2 million of long-term debt repayments offset by $1.1 million from the sale of stock to employees. Net cash used in financing activities was $24.5 million in the three months ended March 28, 2003, which was primarily comprised of $25.0 million of long-term debt repayments.

      Net cash used in financing activities was $43.5 million in 2003, which was primarily comprised of $162.4 million of long-term debt borrowings and $6.0 million from the sale of stock to employees reduced by long-term debt repayments of $205.0 million and financing related costs of $7.3 million.

      Net cash used in financing activities was $32.2 million in 2002, which was comprised of $305.6 million of long-term debt borrowings and $5.6 million of net proceeds from the settlement of an interest rate swap offset by long-term debt repayments of $136.4 million, financing related costs of $10.3 million and $196.7 million of net distributions to Allergan. A majority of cash generated from operations prior to June 28, 2002 was transferred to Allergan. Net transfers to Allergan ceased as of June 28, 2002 as a result of the spin-off.

      Net cash used in financing activities was $66.2 million in 2001, which was comprised of $58.6 million in distributions to Allergan, net of advances, and $7.6 million in net repayments of debt.

      As of the spin-off date, we incurred $300.0 million of debt. We used approximately $258.1 million of the proceeds to repay indebtedness borrowed from Allergan to purchase various assets from Allergan, make a distribution to Allergan in exchange for various assets contributed to us and repay a portion of Allergan’s debt assumed by us in connection with the spin-off. As of December 31, 2003, we had repaid $230.0 million of this debt through cash from operations and new borrowings.

      At March 26, 2004, approximately $9.8 million of our existing senior credit facility had been reserved to support letters of credit issued on our behalf with the remainder available for future borrowings. The existing senior credit facility provides that we will maintain certain financial and operating covenants which include, among other provisions, maintaining specific leverage and interest coverage ratios. Certain covenants under the existing senior credit facility and the indenture relating to the senior subordinated notes also limit the incurrence of additional indebtedness. The existing senior credit facility prohibits cash dividend payments. We were in compliance with these covenants at March 26, 2004.

      In June 2003, we amended and restated our existing senior credit facility to retire the original $100.0 million term loan, and increase the senior revolving credit facility from $35.0 million to $100.0 million. The existing senior credit facility, as amended and restated, matures on June 30, 2007. At March 26, 2004, we had no borrowings outstanding under the existing senior credit facility. Subsequent to March 26, 2004, we used borrowings under our existing revolving credit facility and cash on hand to enable our Japan subsidiary to repay in full its 2.5 billion yen-denominated (USD $22.4 million equivalent) term loan facility. We expect to repay these borrowings under our existing revolving credit facility in full with cash from operations prior to consummation of the Acquisition.

      In connection with the Acquisition, we are seeking to amend our senior credit facility to provide for a $275.0 million term loan and a $100.0 million revolving credit facility. We will be required to use the proceeds from the term loan to fund a portion of the Acquisition purchase price. We expect that borrowings under the revolving credit facility and term loan to bear interest at a rate of LIBOR plus 2.25% and will mature in June 2009. We will also expect to be required to pay an annual non-utilization fee on the revolving credit facility equal to 0.50% per annum times the actual daily amount of the unused portion, and to make quarterly payments of principal on the term loan equal to $0.7 million during the first four years, and $66.0 million during the fifth and last year. We expect that the amended senior credit facility will be secured by substantially all of our assets and will contain customary restrictive covenants, similar to those included in the existing senior credit facility, including maximum leverage and maximum senior coverage ratios; minimum interest coverage ratio; minimum fixed charge coverage ratio; and restrictions on indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, among other restrictions. We also expect to be required, under specified circumstances, to prepay loans outstanding with a percentage of excess free cash flow generated each year and the proceeds of assets sales and certain debt and equity offerings. We expect to amend the senior credit facility prior to consummation of the Acquisition.

      Additionally, in June 2003, we consummated the offering of $140.0 million of our Existing Convertible Notes. A majority of the proceeds from this offering was used to consummate our “Modified Dutch Auction” tender offer for $115.0 million aggregate principal amount of our Existing 9 1/4% Notes in July 2003. In September 2003, we repurchased an additional $15.0 million aggregate principal amount of the Existing 9 1/4% Notes. As a result of the tender offer and the repurchase of the Existing 9 1/4% Notes, we recorded an aggregate charge in 2003 of approximately $20.6 million for the premium paid on the notes and for the write-off of the pro-rata portion of capitalized debt related costs. As of March 26, 2004, $70.0 million aggregate principal amount of Existing 9 1/4% Notes remained outstanding.

      In early June 2004, we exchanged approximately 4.5 million shares of our common stock and approximately $4.6 million in cash for approximately $83.9 million of our outstanding Existing Convertible Notes in privately negotiated transactions with a limited number of holders. Because the Existing Convertible Notes were not convertible into equity at the time of the exchanges, generally accepted accounting principles require us to record in the second quarter of 2004 a non-cash charge of approximately $78.4 million and a cash charge of approximately $4.6 million. In addition, on June 9, 2004, we commenced a cash offer to purchase any and all of the outstanding $70.0 million aggregate principal amount of our Existing 9 1/4% Notes and a consent solicitation to amend the related indenture. We expect to pay approximately $81.9 million to repurchase all of the outstanding Existing 9 1/4% Notes and to pay the related consent fee. In the second quarter of 2004, as a result of the tender offer and consent solicitation, we expect to record a cash charge of approximately $11.9 million, assuming all of our Existing 9 1/4% Notes are tendered prior to the consent date and repurchased. Accordingly, we expect to record a total charge of approximately $94.8 million, of which approximately $78.4 million is non-cash, as a result of the tender offer and consent solicitation and the Private Exchanges.

      From time to time in the future, we or our subsidiaries may acquire Existing Convertible Notes or, if any remain outstanding after the tender offer, Existing 9 1/4% Notes, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine.

      Our cash position includes amounts denominated in foreign currencies, and the repatriation of those cash balances from some of our non-U.S. subsidiaries may result in additional tax costs. However, these cash balances are generally available without legal restriction to fund ordinary business operations.

      Whether or not the Acquisition and the other Transactions are consummated, we believe that the net cash provided by our operating activities, supplemented as necessary with borrowings available under our amended senior credit facility and existing cash and equivalents, will provide sufficient resources to meet our working capital requirements, debt service and other cash needs over the next year.

      We are dependent, in part, upon the reimbursement policies of government and private health insurance companies. Government and private sector initiatives to limit the growth of health care costs, including price regulation and competitive pricing, are continuing in many countries where we do business. As a result of these changes, the marketplace has placed increased emphasis on the delivery of more cost-effective medical therapies. While we have been unaware of significant price resistance resulting from the trend toward cost containment, changes in reimbursement policies and other reimbursement methodologies and payment levels could have an adverse effect on our pricing flexibility.

      Additionally, the current trend among hospitals and other customers of medical device manufacturers is to consolidate into larger purchasing groups to enhance purchasing power. The enhanced purchasing power of these larger customers may also increase the pressure on product pricing, although we are unable to estimate the potential impact at this time.

      Inflation. Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by us. The competitive and regulatory environments in many markets limit our ability to fully recover these higher costs through increased selling prices. We continually seek to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

      Foreign currency fluctuations. The impact of foreign currency fluctuations on sales was a $12.1 million and a $12.0 million increase for the three months ended March 26, 2004 and March 28, 2003, respectively. Approximately 74%, 74%, 72% and 69% of our revenues in the three months ended March 26, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively, were derived from operations outside the United States, and a significant portion of our cost structure is denominated in currencies other than the U.S. dollar. Therefore, we are subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates.

      The impact of foreign currency fluctuations on sales was a $48.1 million and $5.2 million increase in 2003 and 2002, respectively, and a $28.2 million decrease in 2001. The sales increase in 2003 and 2002 was due primarily to a strengthening of the Japanese yen and euro versus the U.S. dollar. The sales decrease in 2001 was due primarily to a weakening of the Japanese yen and European currencies.

      Contractual obligations. The following represents a list of our material contractual obligations and commitments as of March 26, 2004, which does not give effect to any of the Transactions, other than the cash purchase price obligation with respect to the Acquisition:

Payments Due by Year	2004	2005	2006	2007	2008	Thereafter	Total

	(In millions)
Long-term debt	$1.2	2.4	18.8	—	—	210.0	$232.4
Lease obligations	10.4	9.6	5.4	4.3	3.9	25.7	59.3
IT services	4.1	5.4	5.2	4.7	—	—	19.4
Purchase of Pfizer Inc. surgical ophthalmology business	450.0	—	—	—	—	—	450.0
Other purchase obligations, primarily purchases of inventory and capital equipment	50.4	0.4	—	—	—	—	50.8

CERTAIN INFORMATION REGARDING THE FINANCIAL STATEMENTS AND

RESULTS OF THE ACQUIRED BUSINESS

      Pfizer’s ophthalmic surgical business is comprised of a group of products within Pfizer’s Global Pharmaceutical Group, a division of Pfizer. Pfizer acquired the business in April 2003 as part of its acquisition of Pharmacia. Prior to that time, Pfizer’s ophthalmic surgical business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products. The business shared many corporate resources with the rest of the ophthalmic franchise and other Pharmacia businesses. Since the completion of Pfizer’s acquisition of Pharmacia, the relationship of Pfizer’s ophthalmic surgical business with Pfizer has remained largely similar to its structure under Pharmacia, as Pfizer did not operate the ophthalmic surgical business as a separate legal entity. Accordingly, the financial statements for the business reflect the business when it was within Pharmacia; however, these statements may not be comparable because Pfizer and Pharmacia may have allocated costs to the ophthalmic surgical business differently. The financial statements include revenue and direct operating expenses directly attributable to the development, manufacture, sale and distribution of the products comprising Pfizer’s ophthalmic surgical business. They also include an allocation of costs attributable to the sale and distribution of the products comprising Pfizer’s ophthalmic surgical business, which have not historically been segregated by Pharmacia in its accounting records. These additional allocated costs are incurred in the local markets in which the business sells and distributes its products. The allocations were based on assumptions that were deemed reasonable under the circumstances. The financial statements do not, however, include corporate overhead costs relating to functions such as personnel, legal, accounting, treasury and information systems because these costs were not separately identified in the accounting records for the business and because Pfizer management believed that these costs would not be representative of the costs that would have been or will be incurred by the business operating independently from Pfizer or Pharmacia. In addition, the Uppsala, Sweden manufacturing facility was shared with other affiliates of Pfizer for which certain costs were allocated among those businesses during the periods presented.

      With respect to the foreign operations of Pfizer’s ophthalmic surgical business, local currencies were determined to be their functional currencies, and assets and liabilities were translated into their U.S. dollar equivalents at rates in effect at the balance sheet dates. Revenue and expense items were translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are not included in the information presented because they have historically not been separately identified for Pfizer’s surgical ophthalmic business.

      Due to the foregoing factors, and the fact that products of the Pfizer ophthalmic surgical business were often sold with other products of Pfizer affiliates, the historical operating results may not be indicative of the future financial position or results of operations of Pfizer’s ophthalmic surgical business to the extent it is operated as a stand-alone entity or on a combined basis with AMO.

      During the periods presented in the financial statements of the Acquired Business, net sales for the Pfizer ophthalmic surgical business decreased on a constant currency basis. The business experienced pricing pressures within its viscoelastic line as a result of competitive factors and in its legacy line of non-foldable IOLs it experienced volume and price declines. The business faced additional challenges due to increased uncertainty regarding its strategic position after Pfizer’s acquisition of Pharmacia in April 2003 and Pfizer’s announcement in July 2003 of its intention to explore strategic alternatives for the business.

NON-GAAP FINANCIAL MEASURES

Advanced Medical Optics, Inc.

      EBITDA represents net earnings (loss) plus income taxes, interest expense and depreciation and amortization. We present EBITDA primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period by backing out potential differences caused by variations in capital structures, tax positions, the age and book depreciation of fixed assets and the impact of purchase accounting and SFAS No. 142. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA for business planning purposes. We also use EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. In addition, we believe EBITDA and similar measures are widely used by financial analysts as measures of financial performance of other companies in our industry. EBITDA has limitations as an analytical tool, and you should not consider it in isolation of or as a substitute for analysis of our results as reported under GAAP. In addition, our calculations of EBITDA may not be comparable to similarly titled measures reported by other companies, including other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See our historical consolidated financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission.

      A reconciliation of EBITDA to net earnings (loss), the most directly comparable GAAP performance measure, is provided below:

				Three Months Ended
	Year Ended December 31,
				March 28,	March 26,
	2001	2002	2003	2003	2004

				(Unaudited)

	(In thousands)
Net earnings (loss)(a)	$55,350	$25,910	$10,357	$(93)	$4,747
Income taxes	20,594	18,662	6,905	(59)	2,670
Interest expense	3,302	13,764	24,224	4,851	3,743
Depreciation and amortization	22,093	15,746	15,547	3,891	3,692

EBITDA(b)	$101,339	$74,082	$57,033	$8,590	$14,852

(a)	Net earnings in 2001 excludes the cumulative effect of change in accounting principle.

(b)	EBITDA for the year ended December 31, 2001 includes a $0.8 million charge for the permanent impairment of an equity investment. EBITDA for the year ended December 31, 2002 includes a $3.9 million charge for the permanent impairment of equity investment and early debt extinguishment costs of $3.5 million incurred in connection with the spin-off from Allergan. EBITDA for the year ended December 31, 2003 includes the impact of a non-recurring charge of $16.8 million, consisting of $19.4 million of premiums paid in connection with repurchases of Existing 9 1/4% Notes in 2003, offset by a foreign currency gain of $2.6 million resulting from settlement of certain intercompany amounts and related transfer of cash to repurchase Existing 9 1/4% Notes in 2003 and prepayment of term loan.

Acquired Business

      EBITDA is defined as excess of direct revenue over direct expenses plus interest expense (zero in all periods presented) and depreciation and amortization expense. We present EBITDA for the Acquired Business primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period by backing out potential differences caused by the age and book depreciation of fixed assets and the impact of purchase accounting and because we believe EBITDA and similar measures are widely used by financial analysts as measures of financial performance of companies in the ophthalmic surgical industry. EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Acquired Business’ results as presented. This calculation of EBITDA is not comparable to similarly titled measures reported by other companies. See the combined financial statements and the related notes of the Acquired Business included herein.

      A reconciliation of EBITDA to excess of direct revenue over direct expenses is provided below:

	Year Ended December 31,			Three Months Ended

				March 31,	March 28,
	2001	2002	2003	2003	2004

				(Unaudited)

	(In thousands)
Excess of direct revenue over expenses	$63,763	$67,090	$15,841	$13,665	$4,749
Interest expense	—	—	—	—	—
Depreciation and amortization	2,225	1,984	12,517	544	4,515

EBITDA(a)	$65,988	$69,074	$28,358	$14,209	$9,264

(a)	EBITDA for the year ended December 31, 2003 includes the impact of $32.8 million of manufacturing profit capitalized in inventory as a result of the application of purchase accounting to Pfizer’s 2003 purchase of Pharmacia.

Pro Forma

      EBITDA represents net earnings plus income taxes, interest expense and depreciation and amortization. We present EBITDA primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period by backing out potential differences caused by variations in capital structures, tax positions, the age and book depreciation of fixed assets and the impact of purchase accounting and SFAS No. 142. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA for business planning purposes. We also use EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. In addition, we believe EBITDA and similar measures are widely used by financial analysts as measures of financial performance of other companies in our industry. EBITDA has limitations as an analytical tool, and you should not consider it in isolation of or as a substitute for analysis of our results as reported under GAAP. In addition, our calculations of EBITDA may not be comparable to similarly titled measures reported by other companies, including other companies in our industry. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the Unaudited Pro Forma Condensed Combined Financial Statements included herein.

A reconciliation of EBITDA to net earnings, the most directly comparable GAAP performance measure, is provided below:

	Pro Forma	Pro Forma
	Year Ended	Three Months Ended
	December 31, 2003	March 26, 2004

	(Unaudited)
	(In thousands)
Net earnings	$7,576	$5,797
Income taxes	5,052	3,260
Interest expense	36,278	6,133
Depreciation and amortization	36,485	8,926

EBITDA(a)	$85,391	$24,116

(a)	EBITDA for the year ended December 31, 2003 includes (i) the impact of a nonrecurring charge of $16.8 million, consisting of $19.4 million of premiums paid by AMO in connection with repurchases of its Existing 9 1/4% Notes in 2003, offset by a foreign currency gain of $2.6 million resulting from settlement of certain intercompany amounts and related transfer of cash to repurchase Existing 9 1/4% Notes in 2003 and prepayment of term loan, and (ii) the impact of $32.8 million of manufacturing profit capitalized in inventory as a result of the application of purchase accounting to Pfizer’s 2003 purchase of Pharmacia.

BUSINESS

Overview

      We are a global leader in the development, manufacture and marketing of medical devices for the eye. We have two major product lines: ophthalmic surgical and eye care. Our ophthalmic surgical product line provides medical devices for use in the cataract and refractive surgery markets. In the cataract surgery market, we focus on the four key products required for cataract surgery — foldable IOLs, implantation systems, phacoemulsification systems and viscoelastics. In the refractive surgery market, in addition to IOLs and viscoelastics, we market micokeratomes for use in the LASIK procedure. Our eye care product line provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners and contact lens rewetting drops.

      We believe that our products are among the leading brands in our industry. We have successfully introduced many technologically advanced products, including the first foldable multifocal IOL approved by the U.S. Food and Drug Administration, or FDA, and, more recently, the first “cold” phacoemulsification system. We have maintained our leading market positions through our on-going commitment to technological innovation and new product development, both internally through research and development and externally through strategic alliances and partnerships. Our products are sold in approximately 60 countries, and we have direct operations in approximately 20 countries.

      Our acquisition of Pfizer’s ophthalmic surgical business will expand our viscoelastic and IOL product offerings, allowing us to offer a more comprehensive portfolio of products required to perform cataract surgery. We will acquire the Healon family of viscoelastic products and the Tecnis and CeeOn IOL brands. The addition of the Healon family, one of the leading viscoelastic brands, will significantly expand our existing viscoelastic product line. The Tecnis and CeeOn IOL brands will further strengthen our position in the ophthalmic surgery market with the Tecnis multifocal IOL brand expanding our product offerings into the refractive correction market. We also will acquire the Baerveldt glaucoma shunt, or drainage device, which provides an entry for us into the glaucoma market.

Our Competitive Strengths

      We believe the following competitive strengths will enable us to improve our profitability and cash flows and foster our future growth:

      Leading market positions with a loyal customer base. Our innovative and high-quality ophthalmic surgical and eye care products are well recognized within our industries. Our leading positions in the markets we serve enable us to establish and maintain close relationships with eye care professionals to support our products. We believe that in the ophthalmic surgical products market, surgeons tend to remain loyal to the IOL brands, phacoemulsification systems and viscoelastic products to which they have become accustomed. Similarly, we believe that contact lens wearers tend to remain loyal to the brand of eye care products provided to them with their contact lenses by their eye care professional.

      Leading research and development capability. We believe that a key factor in our success has been our ability to innovate and provide technologically advanced products for both the surgical ophthalmic and eye care markets. Our research and development efforts are focused on proprietary products that are safe and effective and address unmet needs. Pfizer’s ophthalmic surgical business has also been a technology leader in both viscoelastics and IOLs as reflected by the development of the Healon family of viscoelastics and the Tecnis IOLs.

      Established global infrastructure provides platform for future growth. Our sales and distribution infrastructure, market presence, customer relationships and knowledge of local markets worldwide provide a strong platform for future growth. We believe that our global sales force, which is direct in approximately 20 countries, allows us to drive sales of our existing and future products through our relationships with eye care professionals, both internationally and domestically. We also use third-party distributors for the distribution of our products in smaller geographic markets. Upon consummation of the Acquisition, we will operate six manufacturing facilities in China, India, Netherlands, Puerto Rico, Spain and Sweden. We expect our manufacturing facilities will have capacity to accommodate anticipated product growth, which will enable us to leverage our fixed overhead expenses.

      Diversified revenue stream across products and markets. We have a diversified revenue base in terms of both products and geographic markets. On a pro forma basis for the year ended December 31, 2003, net sales from our ophthalmic surgical business constituted approximately 61% of our total net sales, and net sales from our eye care business constituted approximately 39% of our total net sales. In addition, our products are sold in approximately 60 countries. On a pro forma basis for the year ended December 31, 2003, our net sales in the United States, Europe/Africa/Asia Pacific and Japan were approximately 25%, 44% and 27%, respectively, of our total net sales. In addition, no one customer constituted more than 10% of our total net sales for this period. We believe our diverse sources of revenue create a more stable revenue base that is less susceptible to shifts in any one product line or geographic market.

      Strong cash flow generation. We generate strong cash flow, which enables us to maintain investment in research and development and our manufacturing facilities to support our technology-driven focus. We believe our strong cash flow provides us with the flexibility to service our debt and pursue our future growth initiatives.

      Experienced management team. We have a strong and experienced management team led by our President and Chief Executive Officer, James V. Mazzo, who has approximately 24 years of experience with Allergan and us, and our Executive Vice President of Operations and Finance and Chief Financial Officer, Richard A. Meier, who has approximately 10 years of experience in the health care products industry. Our executive officers have an average of over 15 years of experience in the health care products industry. We benefit from our senior management’s knowledge of our industry, familiarity with our customers and understanding of the development, manufacturing and sale of our products.

Our Strategy

      Our strategy is to capitalize on our leading positions in the ophthalmic surgical and eye care products markets to capture increasing market share and achieve profitable revenue growth through the following initiatives:

      Continue to be a technology leader in our markets. We intend to capitalize on our commitment to research and development and to introduce improved and technologically advanced products to gain market share and further establish ourselves as a leader in the ophthalmic surgical and eye care industries. Our focus will be on technology-driven, not commodity-driven, products where we believe we can differentiate ourselves from our competition. For example, we are currently developing products to allow the eye to adjust its field of focus following cataract surgery. We intend to use our ties with leading industry institutes and teaching institutions to maintain our position as a technology leader in our markets.

      Cross-sell and bundle our comprehensive portfolio of products to increase our sales. As a result of our acquisition of Pfizer’s ophthalmic surgical business, we will be able to offer a more comprehensive portfolio of products, enabling us to more effectively use our extensive global sales and distribution network to cross-sell and bundle our products. We expect the Pfizer customer base will be complementary to our own, providing us an opportunity to further increase sales of our existing products to new customers.

      Standardize and centralize our operating structure to create greater productivity and scalability. We are centralizing key operating functions under common global leadership and implementing standard procedures and policies using best practices to create a more efficient operating structure. With this initiative, we are seeking to increase the productivity of our personnel, achieve operating efficiencies and create a structure that can integrate acquisitions more rapidly and effectively. We expect this structure will enable us to respond more quickly to changes in our markets and will help us reduce time to market for new products.

      Pursue strategic acquisitions and partnerships. Although our near-term focus will be on integrating Pfizer’s ophthalmic surgical business into our operations, we will continue to pursue strategic acquisitions, partnerships and alliances. We believe that such opportunities will allow us to leverage our global sales force, distribution infrastructure and research and development capabilities to build upon our leading market positions.

Industry

Vision and Vision Impairment.

•	How Vision Works. Vision is generated by the cornea and the lens, which work together to focus light, and the iris, which regulates the amount of light that passes through the cornea onto the retina. The retina contains light-sensitive receptors that transmit the image through the optic nerve to the brain.

•	Cataracts. Cataracts are an irreversible progressive ophthalmic condition in which the eye’s natural lens loses its usual transparency and becomes clouded and opaque. This clouding obstructs the passage of light to the retina and can eventually lead to blindness.

•	Refractive Disorders. Refractive disorders, such as myopia, hyperopia, astigmatism and presbyopia, occur when the lens system is unable to focus images on the retina properly. For example, with myopia (or nearsightedness), light rays focus in front of the retina because the curvature of the cornea is too steep. With hyperopia (farsightedness), light rays focus behind the retina because the curvature of the cornea is too flat. Astigmatism makes it difficult for a person to focus on any object because the otherwise uniform curvature of the cornea is somehow disrupted or becomes uneven. Presbyopia is the progressive loss of flexibility of the lens and its ability to change shape to focus on near or far objects, and is presumably caused by aging of the eye’s lens and the muscles that control the shape of the lens. In the United States, approximately 166 million people suffer from some type of refractive disorder.

      Ophthalmic Surgical Products Market. Ophthalmic surgical products generally are designed to correct impaired vision through minimally invasive surgical procedures. As the eye ages, the prevalence of cataracts and refractive disorders generally increases. We believe that an aging population, introduction of new technologies and increasing market acceptance present opportunities for growth in the ophthalmic surgical market.

•	Cataract Treatment. The largest segment of the ophthalmic surgical products market is the treatment of cataracts. Cataract extraction followed by IOL implantation is one of the most common surgical procedures performed in the United States and most other developed nations. As estimated by Market Scope, LLC, approximately 2.8 million cataract procedures were performed in the United States and over 14.2 million cataract procedures were performed worldwide in 2003. Market Scope estimates that the global cataract surgery market, which includes sales of IOLs, phacoemulsification equipment, viscoelastics and other related products, was approximately $2.4 billion in 2003 and is projected to grow at a compound annual growth rate of approximately 9% from 2003 to 2008.

During cataract surgery, patients are often treated using phacoemulsification, a process that uses ultrasound waves to break the natural lens into small fragments that can be removed from the eye. Viscoelastics are also used during cataract surgery to protect the inner layer of the cornea, provide lubrication and maintain space in the capsular bag (which houses the lens), allowing the eye to maintain its shape.

      The following table sets forth the estimated revenues for each component of the global cataract surgery market in its various components for the year 2003, according to Market Scope:

(In millions)

IOLs	$1,001
Viscoelastics	484
Phacoemulsification machines and accessories	268
Other	612

Total	$2,365

•	Refractive Vision Correction. Another segment of the ophthalmic surgical market is the surgical treatment of refractive disorders.

LASIK. The most common surgical technique for treating refractive disorders is laser assisted in-situ keratomileusis, or LASIK. LASIK involves the use of an automated cutting device to cut a corneal flap, which is then pulled back to expose the underlying tissue, which is treated to achieve vision correction. The most common cutting device is called a microkeratome.

IOLs. Surgical implantation of IOLs may be used to treat those patients with refractive disorders that cannot be treated with LASIK. For example, a patient with a thin cornea may not be recommended for LASIK treatment, but could be eligible for a phakic IOL. Phakic IOLs can be implanted in front or in back of the iris and work in conjunction with the patient’s natural lens to treat refractive disorders. Other procedures, such as replacing the patient’s natural lens with an accommodating IOL for refractive vision correction, are also being developed.

      Eye Care Market. As the use of contact lenses has become increasingly popular, the demand for disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops has increased. We believe that the contact lens care industry is growing as a result of broader acceptance among younger wearers and males and continued improvement in contact lens and contact lens care technologies. In addition, in response to increasing popularity of more frequently replaceable lenses and consumer interest in more convenient lens care regimens, we believe the contact lens care market continues to evolve towards greater use of single-bottle, multi-purpose solutions.

Our Products

Ophthalmic Surgical Product Line

      Our ophthalmic surgical products business develops, manufactures and markets medical devices for the cataract and refractive surgery markets, with a focus on technologically advanced products.

Cataract Surgery

      We focus on the four key devices for the cataract surgery market:

•	Foldable IOLs — Foldable IOLs are artificial lenses used to replace the human lens.

•	Implantation systems — Implantation systems are designed and used specifically to implant IOLs during cataract surgery.

•	Phacoemulsification systems — Phacoemulsification systems use ultrasound during small incision cataract surgery to break-up and remove the cloudy human lens prior to its replacement with an IOL.

•	Viscoelastics — Viscoelastics provide a barrier of protection for the cornea during phacoemulsification and maintain the shape of the eye during IOL insertion.

      Intraocular Lenses. As a leading provider of IOLs, we offer surgeons a choice of high quality, innovative foldable IOLs in both acrylic and silicone, together with our proprietary implantation systems, for use in minimally invasive cataract surgical procedures. We are the only company that offers a selection of

IOLs in both silicone and acrylic materials in the United States, and we offer both monofocal and multifocal designs. Our IOLs include:

•	ClariFlex — a silicone monofocal IOLs with the patented OptiEdge design, intended to reduce post-surgical posterior capsular opacification, in order to lessen the need for subsequent corrective laser procedures, and to reduce the potential for unwanted glare and reflections following implantation.

•	Sensar — an acrylic monofocal IOL, also with the OptiEdge design.

•	PhacoFlex II — a line of silicone monofocal IOLs.

•	Array — a silicone multifocal IOL that uses a series of optical zones to correct a patient’s range of near, intermediate and distance vision, reducing that patient’s dependence on eyeglasses. The Array IOL is also approved in Europe for the treatment of presbyopia.

      Through our acquisition of Pfizer’s ophthalmic surgical business, we will enhance our IOL offerings with the Tecnis and CeeOn brands. Tecnis is the only foldable IOL with an aspheric surface and is the only IOL to receive FDA approval for claims of improved functional vision as a result of greater contrast sensitivity. The CeeOn brand of IOLs are available in both a foldable and PMMA, or non-foldable, versions.

      Implantation Systems. As a companion to our foldable IOLs, we market insertion systems for each of our foldable IOL models. The Unfolder, our proprietary series of implantation systems, which includes the Emerald, SilverT and Silver implantation systems, is used for insertion of our foldable IOLs. These systems assist the surgeon in achieving controlled release of the intraocular lens into the capsular bag through a small incision in the eye.

      Phacoemulsification Systems. We are a leading provider of phacoemulsification systems. We offer a number of phacoemulsification systems. Phacoemulsification systems use disposable or reusable packs that are necessary to operate the equipment. The majority of our phacoemulsification product sales are from sales of these packs and related accessories.

      We currently market the following phacoemulsification systems:

•	Sovereign — our premier phacoemulsification system is designed to reduce procedure times and provide the surgeon with increased control. The Sovereign system is available with our proprietary WhiteStar technology, which creates less heat and turbulence in the ocular environment, also known as “cold phaco,” enabling better patient outcomes. Our WhiteStar technology also permits the system to offer bi-manual, micro-incision phaco, a procedure which gives surgeons more operating flexibility over traditional techniques.

•	Sovereign Compact — is a mid-sized phacoemulsification system designed to meet surgeons’ needs for an advanced phacoemulsification system, with the same functionality of the Sovereign system, in a smaller, more portable size. The Sovereign Compact system is also available with WhiteStar technology.

•	The Diplomax and Prestige — our more affordable phacoemulsification systems that are currently positioned primarily for markets outside the United States. These systems provide more basic options as compared to the Sovereign and Sovereign Compact systems while providing the necessary control during the procedure.

      Viscoelastics. Our acquisition of Pfizer’s ophthalmic surgical business will provide us with the Healon family of viscoelastics, one of the leading brands of viscoelastics. The addition of the Healon family will significantly expand the scale of our existing viscoelastic offering, which includes our Vitrax viscoelastic. Vitrax is a low molecular weight dispersive viscoelastic used during the phacoemulsification process to protect the cornea. The different characteristics associated with each Healon product, Healon, Healon GV and Healon5, provide surgeons with a range of viscoelastic choices that combine the familiarity of the Healon line with advanced technologies to satisfy different surgical needs. Healon was the first viscoelastic introduced into the ophthalmic surgical product market and is known for its purity and ease of use. Healon GV is of a greater molecular weight than the original Healon solution, which offers greater viscoelasticity for ophthalmic surgical procedures. Healon5 is the first and only viscoadaptive which exhibits properties of both cohesive and dispersive viscoelastics. Healon5 has the highest viscosity of any viscoelastic currently available and is designed to create and maintain a deep anterior chamber during surgery, which facilitates manipulation inside the eye. The Healon family complements our Vitrax product. Healon can be used with Vitrax to meet a full range of needs during surgery.

      Other Cataract Surgical Related Products. In addition to our IOLs, phacoemulsification equipment and viscoelastics, we also provide several ancillary products related to the cataract surgery market, including:

      • Irrigating Solutions. We offer irrigating solutions for use in cataract surgery to help maintain space in the eye and to aid in removing residual tissue during phacoemulsification. Irrigating solutions are balanced saline solutions that mimic the natural fluid of the anterior segment of the eye.

      • Custom Eye Trays. We work with partners in our local markets to offer custom eye trays to our customers. These custom eye trays typically consist of all of the ancillary items that a surgeon needs to use in a single cataract surgery, such as surgical knives, drapes, gloves and gowns. Our partners typically handle assembly, distribution and billing for the product and in most cases we receive a fee per tray from our partners.

      • Capsular Tension Rings. In the United States, we sell the StabilEyes capsular tension ring, which is inserted into the capsular bag during cataract surgery and functions to stabilize the capsular bag during placement of an IOL. We also market and distribute the Inject-o-Ring capsular tension ring in Europe. We distribute these products under arrangements with Ophtec B.V. in the United States and Corneal in Europe, respectively.

Refractive Surgery

      The most common refractive surgery procedure is laser surgery. In the refractive surgery market, we are the exclusive worldwide distributor of the Amadeus microkeratome system and SurePass microkeratome blades, which have the most predictable outcomes in our industry. Surgeons use microkeratomes in LASIK procedures to cut a flap of corneal tissue before treatment with an excimer laser. We also have an exclusive co-marketing agreement in the United States with VISX Incorporated, which sells excimer laser systems.

      In Europe, we market our Verisyse and Array IOLs for refractive procedures. The Verisyse IOL is an implant that works in combination with the natural lens for the correction of refractive errors, such as nearsightedness. We are currently awaiting FDA approval for Verisyse in the United States. In addition, after the Acquisition, we intend to market the Tecnis multifocal IOL in Europe for refractive procedures.

Eye Care Product Line

      In the eye care market, we focus on creating products that make contact lenses more comfortable and simplify contact lens care and promote ocular health. Our eye care business develops, manufactures and markets a full range of contact lens care products for use with most types of contact lenses. Our comprehensive product offering includes single-bottle, multi-purpose cleaning and disinfecting solutions and hydrogen peroxide-based disinfecting solutions to destroy harmful microorganisms in and on the surface of contact lenses; daily cleaners to remove undesirable film and deposits from contact lenses; enzymatic cleaners to remove protein deposits from contact lenses; and lens rewetting drops to provide added wearing comfort.

      Multi-Purpose Solutions. We market our Complete brand single-bottle multi-purpose solutions, a convenient, one bottle chemical disinfecting system for soft contact lenses, on a worldwide basis. Complete MoisturePLUS is the first single-bottle, multi-purpose solution with dual demulcents to help prevent contact lens dryness and discomfort and promote ocular health. We also offer Complete Blink-N-Clean, a unique, in-the-eye lens cleaning solution.

      Hydrogen Peroxide-Based Solutions. We also offer products that use hydrogen peroxide-based disinfection systems. Our leading hydrogen peroxide brands are Oxysept 1 Step, Ultracare, Consept 1 Step and Consept F.

      Lens Rewetting Solutions. We believe that dryness and discomfort are the reasons most often cited for discontinuing contact lens wear. We have introduced contact lens rewetting drops designed to provide prolonged lubrication and improved protection against dryness. Our products in this category include Complete and blink rewetting solutions.

Research and Development

      Our long-term success is dependent on the introduction of new and innovative products in both the ophthalmic surgical and eye care businesses. Our research and development strategy is to develop proprietary products for vision correction that are safe and effective and address unmet needs. As we implement this strategy, we will seek to develop new products with measurable benefits such as increased practicioner productivity, better patient outcomes and reduced costs to health care payors and providers.

      Research and development activities for our ophthalmic surgical business are focused on expanding our product portfolio for both cataract and refractive surgery. Within cataract surgery, we have focused on five areas of opportunity to provide superior outcomes:

•	Small incision surgery — work with a variety of advanced lens materials to enable small incision surgery which results in less induced astigmatism, rapid stabilization of the wound and faster visual rehabilitation.

•	Advances in phacoemulsification — technology providing surgeons with high levels of cutting efficiency but with less heat and turbulence directed into the ocular environment enabling potential for more effective and safer cataract extraction procedures.

•	Restoring accommodation following cataract surgery — following cataract surgery, the eye may lose its ability to accommodate, or shift its field of focus.

•	Reducing posterior capsular opacification, or PCO, following cataract surgery — PCO is a clouding of the residual portion of the natural crystalline lens that occurs in some patients following cataract surgery. Currently, treatment of moderate to severe PCO typically requires a laser procedure.

•	Greater ease of use for practicioners — development of advanced insertion devices which allow for easier handling in the operating room and greater surgeon control.

      Current projects include expansion of our multifocal Array IOL product offering by adding an OptiEdge design to the existing silicone Array offering and the introduction of the Array with OptiEdge in our acrylic material, also with enhancements to the optical design. Other projects include developing easier to use insertion systems for our foldable Sensar and ClariFlex IOLs that provide for faster and safer procedures, and advances to our high end phacoemulsification system including our proprietary WhiteStar software technology.

      In addition to cataract surgery products, we are leveraging our expertise in IOL implant technology to the areas of the surgical correction of refractive errors. These areas represent large unmet needs that are not addressed by current surgical procedures. Products that are currently under development include refractive implants for correction of moderate to high myopia and presbyopia.

      Our research and development efforts in the eye care business are aimed at developing proprietary systems that are effective and more convenient for customers to use, which we believe will result in a longer, more comfortable lens wear and higher rate of compliance with recommended lens care procedures. Our efforts include seeking formulations that provide prolonged lubrication, improved protection against dryness and enhanced cleaning without irritation and ocular health. Our research and development efforts have resulted in the continued development of our flagship Complete brand multi-purpose solution and blink rewetter solutions, with further advancements currently in development.

      We plan to supplement our research and development activities with a commitment to identifying and obtaining new technologies through in-licensing, technological collaborations and joint ventures, including the establishment of research relationships with academic institutions and individual researchers.

      We spent approximately $37.4 million in 2003, $29.9 million in 2002 and $29.0 million in 2001 on research and development. Research and development spending represented 6.2%, 5.6% and 5.3% of total net sales in 2003, 2002 and 2001, respectively. We believe that the continuing introduction of new products supplied by our research and development efforts and in-licensing opportunities are critical to our success. There are, however, inherent uncertainties associated with the research and development efforts and the regulatory process and we cannot assure you that any of our research projects will result in new products that we can commercialize.

Customers, Sales and Marketing

      Customers. Our primary customers for our ophthalmic surgical products include surgeons who perform cataract surgeries, hospitals and ambulatory surgical centers. The primary customers for our eye care products include optometrists, opticians, ophthalmologists, retailers and clinics that sell directly to consumers. These retailers include mass merchandisers such as Wal-Mart, drug store chains such as Walgreens, hospitals, commercial optical chains and food stores. During 2003, no customer accounted for over 10% of our net sales.

      Sales and Marketing. Our sales efforts and promotional activities with respect to our ophthalmic surgical products are primarily aimed at eye care professionals such as ophthalmologists who use our products. Similarly, our sales and promotional efforts in contact lens care are primarily directed towards the optometrists, opticians and ophthalmologists. We often provide samples of our eye care products to practicioners to distribute to their patients to encourage trial of our solutions. In addition, we advertise in professional journals and have a direct mail program of descriptive product literature and scientific information that we provide to specialists in the eye care field. We have also developed training modules and seminars to update physicians regarding evolving technology. A number of our marketing programs include peer-to-peer marketing with practitioners educating other practitioners about the benefits of our products.

      Recognizing the importance of our sales force’s expertise, we invest significant time and expense to provide training in such areas as product features and benefits. Training for our ophthalmic surgical products sales force focuses on providing sales personnel with technical knowledge regarding the scope and characteristics of the products they are selling and developing skills in presenting and demonstrating those products. In addition to providing product knowledge for communication to eye care practitioners, our eye care products sales force focuses on developing the necessary skills to sell to buyers for mass merchandisers and large drug store chains. This sales force also seeks to develop relationships with eye care professionals who may purchase our products and recommend them to their patients.

      Each of our products is marketed under its brand name and our corporate name. We have a worldwide marketing organization which helps us to set overall marketing direction, promote consistent global brand positioning and allocate marketing resources to products and regions offering the greatest return. In order to remain sensitive to cultural differences and varying health care systems throughout the world, tactical execution of marketing programs and all sales activities are carried out at the regional level.

      We also use third-party distributors for the distribution of our products in smaller geographic markets. No individual agent or distributor accounted for more than 10% of our net sales for the year ended December 31, 2003.

Manufacturing, Operations and Facilities

      We manufacture eye care products at our facility in Hangzhou, China, and we manufacture surgical products at our facility in Añasco, Puerto Rico. In November 2003, we completed the purchase of a third facility in Madrid, Spain. We manufacture eye care products, including some of our Complete branded product line at this facility. In addition, as part of our separation from Allergan, we entered into an agreement with Allergan under which Allergan manufactures eye care products for us at their facilities in Waco, Texas; Westport, Ireland; and Guarulhos, Brazil. Under this agreement, Allergan also manufactures our ophthalmic surgical product, Vitrax, at its Westport, Ireland facility. The manufacturing agreement will terminate on June 29, 2005. As a result, we are transitioning products manufactured by Allergan to our Spain and China plants and to other third-party suppliers. However, while we are confident in our ability to complete the transition, certain events or regulatory issues may delay the transition. If we are unable to transition production from Allergan in a timely manner, our business may be negatively impacted in a material way.

      As part of the transition from Allergan, in November 2003, we entered into an agreement with Nicholas Piramal India Limited for the supply of neutralizing tablets primarily used with our hydrogen-peroxide lens care products and unit dose solutions. Nicholas Piramal will be a sole-source supplier of these products. If supply of these products were interrupted, we cannot assure you that we would be able to obtain replacement products, and our eye care product sales may be negatively impacted in a material manner.

      We have historically outsourced the manufacture of our phacoemulsification equipment to third parties. Our Sovereign system is manufactured by Carl Zeiss Ophthalmic Systems under a manufacturing and supply agreement. The agreement terminates in May 2005, but will automatically renew for a one-year period unless either party notifies the other of its intent not to renew the agreement nine months prior to the scheduled termination. Our Sovereign Compact system is manufactured by Sanmina-SCI under a manufacturing and supply agreement, which terminates in December 2007. If Carl Zeiss Ophthalmic Systems or Sanmina-SCI were to cease manufacturing any of these systems for any reason, we cannot assure you that we would be able to replace them on terms favorable to us, or at all.

      We will acquire three manufacturing facilities as part of the acquisition of Pfizer’s ophthalmic surgical business. The facility in Groningen, Netherlands is a manufacturing facility for IOLs and the Baerveldt shunt. The Uppsala, Sweden facility manufactures Healon. We expect to incur significant capital expenditures with respect to this facility during the first two years following the acquisition in order to separate the facility from existing Pfizer operations and to increase efficiencies that will reduce long-term operating costs. The Bangalore, India facility is a finishing facility for PMMA, or non-foldable, IOLs sold in India.

Governmental Regulation

      United States. Our products and operations are subject to extensive and rigorous regulation by the FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution and production of medical devices in the United States to provide reasonable assurance that medical products distributed domestically are safe and effective for their intended uses. The Federal Trade Commission also regulates the advertising of our products.

      Under the Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness. Our current products are Class I, II and III medical devices.

      Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA’s Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials, referred to as the general controls. Some Class I, also called Class I reserved, devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Many Class I products are exempt from the premarket notification requirements.

      Class II devices are those which are subject to the general controls and may require adherence to certain performance standards or other special controls (as specified by the FDA) and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification procedure. For most Class II devices, the manufacturer must submit to the FDA a premarket notification, demonstrating that the device is “substantially equivalent” to a legally marketed device.

      If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. By regulation, the FDA is required to complete its review a 510(k) within 90 days of submission of the notification. As a practical matter, clearance often takes longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the

FDA determines that the device, or its intended use, is not “substantially equivalent,” the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous premarketing requirements, known as premarket approval.

      A Class III product is a product which has a new intended use or uses advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device, or for which there is not sufficient information to establish performance standards or special controls to provide reasonable assurance of the device’s safety and effectiveness and the product is represented to be for use in supporting or sustaining human life or for a use that is of substantial importance in preventing impairment of human health or presents a potential unreasonable risk of illness or injury. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the general controls and the other requirements described above. Therefore, these devices almost always require formal clinical studies to demonstrate safety and effectiveness.

      FDA approval of a premarket approval application is required before marketing a Class III product. The premarket approval application process is much more demanding than the 510(k) premarket notification process. A premarket approval application, which is intended to provide reasonable assurance that the device is safe and effective, must be supported by extensive data, including data from preclinical studies and human clinical trials and existing research material, and must contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a premarket approval application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180 days to review a filed premarket approval application, although the review of an application more often occurs over a significantly longer period of time, up to several years.

      In approving a premarket approval application or clearing a 510(k) notification, the FDA may also require some form of postmarket surveillance, whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

      When FDA approval of a device requires human clinical trials, and if the clinical trial presents a “significant risk” (as defined by the FDA) to human health, the device sponsor is required to file an investigational device exemption, or IDE, application with the FDA and obtain investigational device exemption approval prior to commencing the human clinical trial. If the clinical trial is considered a “nonsignificant risk,” investigational device exemption submission to the FDA is not required. Instead, only approval from the Institutional Review Board overseeing the clinical trial is required, although the study is still subject to FDA oversight under other provisions of the IDE regulation. Human clinical studies are generally required in connection with approval of Class III devices and to a much lesser extent for Class I and II devices. Clinical trials conducted abroad must also comply with local regulations.

      Continuing Food and Drug Administration Regulation. After the FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include:

•	the registration and listing regulation, which requires manufacturers to register all manufacturing facilities and list all medical devices placed into commercial distribution;

•	the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	labeling regulations;

•	the FDA’s general prohibition against promoting products for unapproved or “off-label” uses; and

•	the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to reoccur.

      Failure to comply with the applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA’s refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution.

      Governmental Reimbursement. In the United States, a significant percentage of the patients who receive our IOLs are covered by the federal Medicare program. When a cataract extraction with IOL implantation is performed in an ambulatory surgical center, Medicare provides the ambulatory surgical center with a fixed facility fee that includes a recommended $150 allowance to cover the cost of the IOL. After the Centers for Medicare and Medicaid Services (CMS) (formerly the Health Care Financing Administration), awarded “new technology intraocular lens” status to our Array multifocal IOL in 2000, the reimbursement rate for our Array multifocal IOLs implanted in ambulatory surgical centers increased to $200 until May 2005. When the procedure is performed in a hospital outpatient department, the hospital’s reimbursement is determined based on the cost of the hospital resources used blended with the cost of the IOLs.

      At the end of 2003, Congress enacted the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Among other things, this legislation requires CMS to establish a new Medicare payment system for services performed in ambulatory surgical centers. This payment system is to be effective no sooner than January 1, 2006, and no later than January 1, 2008. At this time, it is not possible to determine how this new payment system could affect our revenues or financial condition.

      In addition, if implemented, price controls or other cost-containment measures could materially and adversely affect our revenues and financial condition.

      We cannot predict the likelihood or pace of any other significant legislative or regulatory action in these areas, nor can we predict whether or in what form health care legislation being formulated by various governments will be passed. Medicare reimbursement rates are subject to change at any time. We also cannot predict with precision what effect such governmental measures would have if they were ultimately enacted into law. In general, however, we believe that legislative and regulatory initiatives will likely continue, and the adoption of new payment or coverage policies can have some impact on our business.

      International Regulation. Internationally, the regulation of medical devices is also complex. In Europe, our products are subject to extensive regulatory requirements. The regulatory regime in the European Union for medical devices became mandatory in June 1998. It requires that medical devices may only be placed on the market if they do not compromise safety and health when properly installed, maintained and used in accordance with their intended purpose. National laws conforming to the European Union’s legislation regulate our IOLs and eye care products under the medical devices regulatory system, rather than the more variable national requirements under which they were formerly regulated. The European Union medical device laws require manufacturers to declare that their products conform to the essential regulatory requirements after which the products may be placed on the market bearing the CE marking. The manufacturers’ quality systems for products in all but the lowest risk classification are also subject to certification and audit by an independent notified body. In Europe, particular emphasisis is being placed on more sophisticated and faster procedures for the reporting of adverse events to the competent authorities.

      In Japan, premarketing approval and clinical studies are required, as is governmental pricing approval for medical devices. Clinical studies are subject to a stringent “Good Clinical Practices” standard. Approval time frames from the Japanese Ministry, Health, Labor and Welfare (MHLW) vary from simple notifications to review periods of one or more years, depending on the complexity and risk level of the device. In addition, importation into Japan of medical devices is subject to “Good Import Practices” regulations. As with any highly regulated market, significant changes in the regulatory environment could adversely affect future sales.

      In many of the other foreign countries in which we market our products, we may be subject to regulations affecting, among other things:

•	product standards;

•	packaging requirements;

•	labeling requirements;

•	quality system requirements;

•	import restrictions;

•	tariff regulations;

•	duties; and

•	tax requirements.

      Many of the regulations applicable to our devices and products in these countries are similar to those of the FDA. In many countries, the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility.

      Fraud and Abuse. We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws, physician self-referral laws, and false claims laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, Veterans Administration (VA) health programs and TRICARE. Although we believe that our operations are in material compliance with such laws, we can give no assurances as these laws are far-reaching and their interpretation changes. In addition, we could be required to alter one or more of our practices to be in compliance with these laws. In addition, we cannot assure you that the occurrence of one or more violations of these laws could result in a material adverse effect on our financial condition and results of operations.

      Anti-Kickback Laws. Our operations are subject to federal and state anti-kickback laws. Provisions of the Social Security Act, commonly known as the “Anti-Kickback Law,” prohibit entities, such as our company, from knowingly and willfully offering, paying, soliciting or receiving any form of remuneration in return for, or to induce:

•	the referral of persons eligible for benefits under a federal health care program, including Medicare, Medicaid, the VA health programs and TRICARE, or a state health program; or

•	the recommendation, purchase, lease or order of items or services that are covered, in whole or in part, by a federal health care program or state health programs.

      The Anti-Kickback Law may be violated when even one purpose, as opposed to a primary or sole purpose, of a payment is to induce referrals or other business. Federal regulations create a small number of “safe harbors.” Practices which meet all the criteria of an applicable safe harbor will not be deemed to violate the statute; practices that do not satisfy all elements of a safe harbor do not necessarily violate the statute, although such practices may be subject to scrutiny by enforcement agencies.

      Violation of the Anti-Kickback Law is a felony, punishable by substantial fines and (for individuals) imprisonment. In addition, the Department of Health and Human Services may impose civil penalties and exclude violators from participation in federal or state health care programs (including Medicare, Medicaid, VA health programs, and TRICARE); if a manufacturer is excluded, its products are not eligible for reimbursement by these programs. Many states have adopted similar anti-kickback laws, which vary in scope and may extend to payments intended to induce the recommendation, purchase, or order of products reimbursed by private payors as well as federal or state health care programs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the Transactions on our historical financial position and our results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2003 from our audited consolidated financial statements. We have derived our historical consolidated financial data as of and for the three months ended March 26, 2004 from our unaudited condensed consolidated financial statements.

      We have derived the historical combined financial data for the Acquired Business for the year ended December 31, 2003 from its audited combined financial statements included elsewhere herein. We have derived its historical combined financial data as of and for the three months ended March 28, 2004 from its unaudited condensed combined financial statements included elsewhere herein. The historical combined financial data of the Acquired Business include only the net assets to be sold and the direct revenues and direct expenses, including allocated expenses, of the Acquired Business and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Acquired Business in conformity with GAAP. Accordingly, the historical combined financial data may not be indicative of results that would have occurred had the Acquired Business been operated as a separate stand-alone entity.

      The unaudited pro forma condensed combined statements of operation for the year ended December 31, 2003 and the three months ended March 26, 2004 assume that the Transactions took place on January 1, 2003. The unaudited pro forma condensed combined balance sheet as of March 26, 2004 assumes that the Transactions took place on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period.

      The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the Acquisition, which cannot be made prior to the completion of the Acquisition, may differ materially from the preliminary estimates and will include management’s consideration of a final valuation prepared by independent valuation specialists. This final valuation will be based on the actual net tangible assets of the Acquired Business that exist as of the date of the completion of the Acquisition and will likely include a significant charge to in-process research and development. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements below.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions, AMO’s historical consolidated financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission and the historical combined financial statements and related notes of the Acquired Business included elsewhere herein.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

					Historical	Historical
	Historical		As Adjusted		AMO	Acquired	Pro Forma		Pro Forma
	AMO		Adjustments		As Adjusted	Business	Adjustments(1)		Combined

	(In thousands, except per share data)
Net sales	$601,453		$—		$601,453	$146,980	$—		$748,433
Cost of sales	227,811		—		227,811	70,094 (2)	2,711	(2)	300,616

Gross profit	373,642		—		373,642		(2,711)		447,817
Selling, general and administrative	276,695		—		276,695	58,257	5,710	(3)	340,662
Research and development	37,413		—		37,413	2,788	—		40,201

Operating income	59,534		—		59,534		(8,421)		66,954
Non-operating expense (income):
Interest expense	24,224	(4)	594	(4)	24,818	—	11,460	(4)	36,278
Unrealized loss on derivative instruments	246		—		246	—	—		246
Other, net	17,802	(5)	—		17,802	—	—		17,802

Earnings (loss) before income taxes	17,262		(594)		16,668		(19,881)		12,628
Provision (benefit) for income taxes	6,905		(238	)(6)	6,667	—	(1,615	)(6)	5,052

Net earnings (loss)	$10,357		$(356)		$10,001		$(18,266)		$7,576

Acquired Business total direct expenses						131,139

Direct revenue in excess of direct expenses						$15,841

Net earnings per share:
Basic	$0.36				$0.30				$0.23
Diluted	$0.35				$0.29				$0.22
Weighted average number of shares outstanding:
Basic	29,062				33,524 (7)				33,524	(7)
Diluted	29,644				34,106 (7)				34,106	(7)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 26, 2004

				Historical	Historical
	Historical	As Adjusted		AMO	Acquired	Pro Forma		Pro Forma
	AMO	Adjustments		As Adjusted	Business	Adjustments(1)		Combined

	(In thousands, except per share data)
Net sales	$150,307	$—		$150,307	$32,831	$—		$183,138
Cost of sales	59,672	—		59,672	11,854	1,062	(2)	72,588

Gross profit	90,635	—		90,635		(1,062)		110,550
Selling, general and administrative	71,139	—		71,139	15,477	(343	)(3)	86,273
Research and development	9,017	—		9,017	751	—		9,768

Operating income	10,479	—		10,479		(719)		14,509
Non-operating expense (income):
Interest expense	3,743	(475	)(4)	3,268	—	2,865	(4)	6,133
Unrealized gain on derivative instruments	(276)	—		(276)	—	—		(276)
Other, net	(405)	—		(405)	—	—		(405)

Earnings (loss) before income taxes	7,417	475		7,892		(3,584)		9,057
Provision for income taxes	2,670	171	(6)	2,841	—	419	(6)	3,260

Net earnings (loss)	$4,747	$304		$5,051		$(4,003)		$5,797

Acquired Business total direct expenses					28,082

Direct revenue in excess of direct expenses					$4,749

Net earnings per share:
Basic	$0.16			$0.15				$0.17
Diluted	$0.15			$0.14				$0.16
Weighted average number of shares outstanding:
Basic	29,420			33,882 (7)				33,882	(7)
Diluted	31,139			35,601 (7)				35,601	(7)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of the Acquired Business in order to conform to the pro forma condensed combined presentation.

The pro forma condensed combined statements of operations for the year ended December 31, 2003 and for the three months ended March 26, 2004 do not reflect the impact on cost of sales of $17.0 million (net of tax impact of $9.5 million) and $8.5 million (net of tax impact of $4.8 million), respectively, of manufacturing profit that will be capitalized in inventory as a result of the application of purchase accounting to the Acquisition, as such amounts are not expected to have a continuing impact on our operations.

The pro forma condensed combined statements of operations for the year ended December 31, 2003 and for the three months ended March 26, 2004 do not reflect the impact on non-operating expense of (1) $64.6 million relating to the value of equity issued in excess of the conversion price in the Private Exchanges, (2) $18.4 million of premium paid in the Private Exchanges or (3) $7.1 million (net of tax impact of $4.8 million) of tender offer premium and consent payments for our Existing 9 1/4% Notes, as such amounts are not expected to have a continuing impact on our operations.

The pro forma condensed combined statements of operations for the year ended December 31, 2003 and for the three months ended March 26, 2004 do not reflect the impact on interest expense of the ($1.5) million (net of tax impact of $1.0 million) write-off of original issue discount and recognition of realized gains on interest rate swaps resulting from the tender offer and consent solicitation or the $3.1 million (net of tax impact of $2.0 million) write-off of deferred financing fees resulting from the tender offer and consent solicitation, the Private Exchanges and the repayment of the Japan term loan, as such amounts are not expected to have a continuing impact on our operations.

A final determination of fair values, which cannot be made prior to the completion of the Acquisition, may differ materially from the preliminary estimates and will include management’s consideration of a final valuation prepared by independent valuation specialists. This final valuation will be based on the actual net tangible assets of the Acquired Business that exist as of the date of the completion of the Acquisition and will likely include a significant charge to in-process research and development. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements.

(2)	Cost of sales of the Acquired Business for the year ended December 31, 2003 includes the impact of $32.8 million of manufacturing profit capitalized in inventory as a result of the application of purchase accounting to Pfizer’s April 2003 purchase of Pharmacia.

The adjustment to the pro forma condensed combined statement of operations for the year ended December 31, 2003 reflects a $1.5 million increase in depreciation expense related to management’s preliminary estimate of the fair value of property, plant and equipment acquired and a $1.2 million increase related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Acquired Business.

The adjustment to the pro forma condensed combined statement of operations for the three months ended March 26, 2004 reflects a $0.2 million increase in depreciation expense related to management’s preliminary estimate of the fair value of property, plant and equipment and a $0.9 million increase related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Acquired Business.

These adjustments are preliminary and are based on management’s estimates. The amount ultimately allocated to property, plant and equipment may differ materially from this preliminary allocation and will be based on final valuations by independent valuation specialists.

(3)	The adjustment to the pro forma condensed combined statement of operations for the year ended December 31, 2003 reflects a $1.2 million decrease related to the reclassification of direct distribution

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations — (Continued)

costs included in selling, general and administrative expenses of the Acquired Business and a $6.9 million increase in amortization of intangibles related to management’s preliminary estimate of the fair value of intangible assets acquired.

The adjustment to the pro forma condensed combined statement of operations for the three months ended March 26, 2004, reflects a $0.9 million decrease related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Acquired Business and a $0.5 million increase in amortization of intangibles related to management’s preliminary estimate of the fair value of intangible assets acquired.

These adjustments are preliminary and are based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on final valuations by independent valuation specialists.

(4)	The adjustments to the as adjusted and pro forma condensed combined statements of operations for the year ended December 31, 2003 and the three months ended March 26, 2004 reflect pro forma interest expense resulting from the new debt capital structure based on LIBOR of 1.47% as of June 10, 2004, as follows:

		Three Months
	Year Ended	Ended
	December 31, 2003	March 26, 2004

	(In thousands)
As adjusted adjustment to interest expense:
Private Notes(a)	$7,563	$1,890
Amortization of deferred financing costs(c)	1,432	359

As adjusted interest expense	8,995	2,249
Less interest expense on existing debt being refinanced:
3 1/2% convertible senior subordinated notes	(1,793)	(888)
9 1/4% senior subordinated notes	(6,363)	(1,591)
Repayment of Japan term loan	(245)	(245)

As adjusted adjustment	$594	$(475)

Pro forma adjustment to interest expense:
Term loan(b)	$10,230	$2,558
Amortization of deferred financing costs(c)	1,230	307

Pro forma interest adjustment	$11,460	$2,865

(a)	Reflects pro forma interest expense on the Private Notes having an outstanding balance of $275.0 million and an assumed interest rate of 2.75%.

(b)	Reflects pro forma interest expense on the term loan under our amended senior credit facility assuming an outstanding balance of $275.0 million and an assumed interest rate of LIBOR plus 2.25%. A 0.125% change in interest rates would result in a change in the pro forma interest expense of $0.3 million related to the floating interest rate of the term loan.

(c)	Reflects amortization of deferred financing fees over the expected term of the related instrument (five years for the term loan and five and a half years for the Private Notes). Pro forma interest expense for the year ended December 31, 2003 and for the three months ended March 26, 2004 do not reflect the impact of the ($1.5) million (net of tax impact of $1.0 million) write-off of original issue discount and recognition of realized gains on interest rate swaps resulting from the tender offer and consent solicitation or the $3.1 million (net of tax impact of $2.0 million) write-off of deferred financing fees resulting from the tender offer and consent solicitation, the Private Exchanges and the

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations — (Continued)

repayment of the Japan term loan, as such amounts are not expected to have a continuing impact on our operations.

Interest expense of AMO for the year ended December 31, 2003 includes the impact of $5.8 million related to the pro rata write-off of deferred financing fees and original issue discount of $7.8 million and recognition of a pro rata portion of net realized gains on interest rate swaps of $2.0 million associated with the prepayment of a term loan in June 2003, the consummation of a “Modified Dutch Auction” tender offer in July 2003 for $115.0 million principal amount of our Existing 9 1/4% Notes, and the repurchase in September 2003 of $15.0 million of our Existing 9 1/4% Notes.

(5)	Other, net of AMO for the year ended December 31, 2003 includes the impact of a non-recurring charge of $16.8 million, consisting of the aggregate premium of $19.4 million paid in connection with the July 2003 “Modified Dutch Auction” tender offer for, and the subsequent repurchase in September 2003 of, our Existing 9 1/4% Notes and a foreign currency gain of $2.6 million resulting from the settlement of certain intercompany amounts and related transfer of cash utilized to repurchase the Existing 9 1/4% Notes in the “Modified Dutch Auction” tender offer and for the prepayment of the AMO term loan during 2003.

(6)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 40% and 36% for the year ended December 31, 2003 and for the three months ended March 26, 2004, respectively.

(7)	Reflects the issuance of 4,462,390 shares of our common stock based on a price of $36.35 per share in the Private Exchanges, the weighted average closing sale price of our common stock on the New York Stock Exchange for each of the exchange dates.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 26, 2004

				Historical	Historical
		As Adjusted		AMO	Acquired	Pro Forma		Pro Forma
	Historical AMO	Adjustments		As Adjusted	Business	Adjustments(1)		Combined

	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$47,178	$158,242	(2)	$205,420	$—	$(187,200	)(2)	$18,220
Trade receivables, net	133,927	—		133,927	—	—		133,927
Inventories	40,346	—		40,346	27,263	26,500	(3)	94,109
Other current assets	34,036	—		34,036	549	—		34,585

Total current assets	255,487	158,242		413,729	27,812	(160,700)		280,841
Property, plant and equipment, net	68,326	—		68,326	41,364	46,856	(4)	156,546
Other assets	34,997	2,733	(5)	37,730	—	6,150	(5)	43,880
Goodwill	106,071	—		106,071	66,000	87,620	(1)	259,691
Intangibles, net	340	—		340	280,525	(30,000	)(6)	250,865

Total assets	$465,221	$160,975		$626,196	$415,701	$(50,074)		$991,823

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,358	$(2,358	)(2)	$—	$—	$—		$—
Accounts payable	43,954	—		43,954	1,057	—		45,011
Accrued compensation	16,331	—		16,331	1,128	—		17,459
Other accrued expenses	52,764	(5,795	)(7)	46,969	1,420	—		48,389

Total current liabilities	115,407	(8,153)		107,254	3,605	—		110,859
Long-term debt, net of current portion:
Term loan	—	—		—	—	275,000	(2)	275,000
Private Notes	—	275,000	(2)	275,000	—	—		275,000
3 1/2% convertible senior subordinated notes	140,000	(83,850	)(2)	56,150	—	—		56,150
9 1/4% senior subordinated notes	72,554	(72,554	)(2)	—	—	—		—
Japan term loan	20,045	(20,045	)(2)	—	—	—		—
Other liabilities	19,645	—		19,645	288	86,734	(8)	106,667

Total liabilities	367,651	90,398		458,049	3,893	361,734		823,676

Total assets to be sold in excess of liabilities	—	—		—	411,808	(411,808	)(9)	—
Stockholders’ equity:
Preferred stock	—	—		—	—	—		—
Common stock	295	44	(7)	339	—	—		339
Additional paid-in-capital	55,645	162,164	(7)	217,809	—	—		217,809
Retained earnings (accumulated deficit)	29,728	(91,631	)(7)	(61,903)	—	—		(61,903)
Accumulated other comprehensive income	11,925			11,925	—	—		11,925
Less treasury stock, at cost	(23)	—		(23)	—	—		(23)

Total stockholders’ equity	97,570	70,577		168,147	—	—		168,147
Total liabilities and total assets to be sold in excess of liabilities	—				$415,701

Total liabilities and stockholders’ equity	$465,221	$160,975		$626,196		$(50,074)		$991,823

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to the Acquired Business’ tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the Acquisition. The preliminary estimated consideration is allocated as follows:

Amount

(In thousands)
Calculation of consideration:
Cash consideration to Pfizer	$450,000
Estimated direct transaction fees and expenses	6,050

Total consideration	456,050
Preliminary allocation of consideration:
Book value of Pfizer’s surgical ophthalmic business net assets to be sold	411,808
Adjustments to historical net book value:
Inventory (see note (3))	26,500
Property, plant and equipment (see note (4))	46,856
Intangible assets (see note (6))	(30,000)
Increase to pension liability (see note (8))	(724)
Non-current deferred tax liability (see note (8))	(86,010)

Adjustment to goodwill	$87,620

A final determination of fair values, which cannot be made prior to the completion of the Acquisition, may differ materially from the preliminary estimates and will include management’s consideration of a final valuation prepared by independent valuation specialists. This final valuation will be based on the actual net tangible assets of the Acquired Business that exist as of the date of the completion of the Acquisition and will likely include a significant charge to in-process research and development. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(2)	Represents estimated changes in cash in connection with the Transactions assuming that the Transactions have occurred on March 26, 2004, as follows (dollars in thousands). Actual amounts may differ at the time of the actual consummation of the Acquisition.

	As Adjusted	Pro forma

	(In thousands)
Sources:
Amended senior credit facility(a)	$—	$275,000
Private Notes	275,000	—
Value of equity issued in Private Exchanges(b)	162,208	—

Total sources	437,208	275,000

Uses:
Cash consideration for the Acquisition	—	450,000
Existing Convertible Notes exchanged in Private Exchanges(c)	83,850	—
Value of equity in excess of conversion price(d)	64,559	—
Private Exchange premium(e)	18,379	—
Tender offer for Existing 9 1/4% Notes(f)	70,000	—
Tender offer premium and consent fee for Existing 9 1/4% Notes(g)	11,900	—
Repayment of Japan term loan(h)	22,403	—
Transaction fees and expenses	7,875	12,200

Total uses	278,966	462,200

Increase (decrease) in cash	$158,242	($187,200)

(a)	We expect our amended senior credit facility to consist of a $275 million term loan and a $100 million revolving credit facility upon consummation of the Acquisition. At the time of the Acquisition, we expect to borrow the full amount of the $275 million term loan to fund a portion of the Acquisition, and we expect there will be no outstanding borrowings under our revolving credit facility and approximately $9.6 million will be reserved thereunder to support letters of credit.

(b)	Represents the fair value of the aggregate 4,462,390 shares of our common stock issued to holders of Existing Convertible Notes exchanged in the Private Exchanges, based on a price of $36.35 per share, the weighted average closing sale price of our common stock on the New York Stock Exchange for each of the exchange dates.

(c)	Represents the aggregate principal amount of Existing Convertible Notes exchanged in the Private Exchanges.

(d)	Represents the difference between the fair value of and the conversion price for 4,082,765 shares of our common stock issued to exchanging holders in the Private Exchanges, such shares representing the number of shares of our common stock that would have been issued upon conversion of the Existing Convertible Notes exchanged in the Private Exchanges, assuming such Existing Convertible Notes have been converted into shares of our common stock in accordance with their terms at the time of the Private Exchanges. See note (b) for determination of fair value.

(e)	Includes approximately $4.6 million cash paid to, and the fair value of an additional 379,625 shares of our common stock issued to exchanging holders in the Private Exchanges. See note (b) for determination of the fair value of our common stock.

(f)	Represents the aggregate principal amount of Existing 9 1/4% Notes to be purchased in the tender offer, assuming all outstanding Existing 9 1/4% Notes are tendered and accepted for purchase, and excludes the non-cash write-off of $0.8 million of original issue discount and recognition of realized gains on interest rate swaps of approximately $3.3 million.

(g)	Includes the estimated premium of $140 and a consent fee of $30 to be paid per $1,000 principal amount of Existing 9 1/4% Notes tendered and accepted for purchase in the tender offer and consent solicitation, assuming all outstanding Existing 9 1/4% Notes are tendered prior to the consent date and are accepted for purchase.

(h)	We used cash on hand and borrowings under our existing revolving credit facility to repay the Japan term loan. We expect to repay the amount borrowed under our existing revolving credit facility with cash from operations prior to consummation of the Acquisition.

(3)	Represents the estimated purchase accounting adjustment to capitalized manufacturing profit in Pfizer inventory. This amount was estimated as part of the initial assessment of the fair value of assets acquired and liabilities assumed. The amount ultimately allocated to inventory may differ materially from this preliminary allocation.

(4)	Represents the estimated purchase accounting adjustment to record property, plant and equipment at estimated fair values. This adjustment is preliminary and is based on management’s estimates. The amount ultimately allocated to property, plant and equipment may differ materially from this preliminary allocation and will be based on final valuations by independent valuation specialists.

(5)	Reflects the adjustment to record deferred financing fees of approximately $6.2 million related to the amended senior credit facility and approximately $7.8 million related to the Private Notes, offset by the write-off of $5.1 million of deferred financing fees relating to the tender offer and consent solicitation, the Private Exchanges and the repayment of the Japan term loan.

(6)	Of the total estimated purchase price, $250.5 million has been allocated to technology rights that are expected to be amortized over 15 years. This adjustment is preliminary and is based on management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on final valuations by independent valuation specialists.

(7)	Represents adjustments to reflect the following: (a) $162.2 million of common stock issued in the Private Exchanges; (b) the write-off of deferred financing fees, original issue discount and recognition of realized gains on interest rate swaps of $1.6 million (net of tax impact of $1.0 million) relating to the tender offer and consent solicitation, the Private Exchanges and the repayment of the Japan term loan; (c) $64.6 million representing the difference between the fair value of, and the conversion price for, shares of our common stock issued in the Private Exchanges representing the number of shares of our common stock that would have been issued upon conversion of the Existing Convertible Notes exchanged, assuming such notes had been converted in accordance with their terms at the time of the Private Exchanges; (d) $18.4 million of premium paid in the Private Exchanges; and (e) $7.1 million (net of tax impact of $4.8 million) of premium expected to be paid in the tender offer and consent solicitation, assuming all outstanding Existing 9 1/4% Notes are tendered prior to the consent date and are accepted for purchase.

(8)	Reflects the adjustment to increase a defined benefit pension plan liability to conform with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” and the estimated impact on deferred tax liabilities of purchase accounting adjustments of $86.0 million (see note (1)). The estimate of deferred tax liabilities is based on an estimated statutory rate of 29%.

(9)	Represents the adjustment to reflect the elimination of the components of the historical assets of the Acquired Business to be sold in excess of liabilities totaling $411.8 million.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Pfizer Inc:

      We have audited the accompanying combined statements of net assets to be sold as of December 31, 2003, 2002 and 2001, and the related combined statements of direct revenues and direct operating expenses for each of the years in the three year period ended December 31, 2003 of the Surgical Ophthalmic Business (the “Business”). These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11, and are not intended to be a complete presentation of the Business financial position, results of operations or cash flows.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets to be sold of the Business as of December 31, 2003, 2002 and 2001, and the Business’s direct revenues and direct operating expenses for each of the years in the three year period ended December 31, 2003, as described in note 2, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in note 2, in 2003, the fiscal year of the non-U.S. operations was changed to November 30. The 2003 combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003 for the non-U.S. operations of the Business.

April 16, 2004, except

as to note 11, which
is as of April 21, 2004

Pfizer’s Surgical Ophthalmic Business

Combined Statements of Net Assets to be Sold as of December 31, 2003, 2002 and 2001

	As of December 31,

	2003	2002	2001

	(In thousands)
Assets
Inventories	$24,083	$21,771	$14,325
Accounts receivable	0	66	90
Prepaid expenses	607	585	423
Property, plant, and equipment, net	41,017	28,730	24,567
Goodwill	66,000	0	0
Intangible assets, net	284,200	0	0

Total assets	415,907	51,152	39,405

Liabilities
Accounts payable	1,524	611	1,229
Accrued compensation and related items	863	871	905
Accrued other current liabilities	1,576	1,726	1,113
Accrued long term liabilities	28	17	14
Non-current deferred income taxes	182	90	44

Total liabilities	4,173	3,315	3,305

Net assets to be sold	$411,734	$47,837	$36,100

See accompanying notes to combined financial statements.

Pfizer’s Surgical Ophthalmic Business

Statements of Direct Revenue and Direct Operating Expenses

for the Years Ended December 31, 2003, 2002 and 2001

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Direct revenue, net	$146,980	$154,935	$159,619
Direct cost of sales	70,094	33,995	29,617

Gross profit	76,886	120,940	130,002

Direct operating expenses:
Selling and marketing expenses	42,834	43,156	48,928
Distribution expense	1,192	1,416	1,838
General and administrative expenses	4,431	5,914	7,614
Research and development expenses	2,788	3,364	7,859
Amortization of intangibles	9,800	0	0

Total direct operating expenses	61,045	53,850	66,239

Excess of direct revenue over direct expenses	$15,841	$67,090	$63,763

See accompanying notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001
(Dollars in thousands)

1.	Business Description

      Pfizer’s Surgical Ophthalmic Business (the “Business,”) is comprised of a group of products within Pfizer Inc.’s Global Pharmaceutical Group, a division of Pfizer Inc. (“Pfizer”). The Business’s portfolio includes:

•	The Healon line of viscoelastic products

•	A range of intraocular lenses (IOLs) including Tecnis and CeeOn brands, and

•	The Baerveldt glaucoma shunt

      The Business maintains a balanced, global presence with coverage in each of the major surgical ophthalmic regions of the world. The Business operates in over 40 countries through manufacturing subsidiaries located in Sweden, the Netherlands and India that are completely dedicated to the Business and through other Pfizer subsidiaries that contain certain assets and operations attributable to the Business.

      On April 16, 2003, Pfizer acquired the Business as part of its acquisition of Pharmacia Corporation (“Pharmacia”). Prior to April 16, 2003, the business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products. The Business shared many corporate resources with the rest of the ophthalmic franchise and other Pharmacia businesses. Since the completion of Pfizer’s acquisition of Pharmacia, the relationship of the Business with Pfizer has remained largely similar to its structure under Pharmacia. The accompanying combined financial statements as of and for the years ended December 31, 2002 and 2001 reflect the Business when it was within Pharmacia. The financial statements for the year ended December 31, 2003 include the effects of purchase accounting associated with the Pfizer acquisition of Pharmacia. These effects require assets acquired and liabilities assumed to be recorded at the acquisition date at their respective fair values.

      Pfizer is currently reviewing its strategic alternatives regarding the Business, including the possible sale of the business. In the event that Pfizer elects to sell the Business, the transaction would include the inventories and property, plant and equipment that relate exclusively to the Business that could be segregated and conveyed to the purchaser. Generally, accounts receivable for these products are not separately identifiable; therefore they would not be included with the sale of the Business. The only other assets and liabilities that would transfer to the buyer would be those items associated with the conveyed subsidiaries or accruals specifically associated with transferred employees and not contractually retained by Pfizer.

2.	Basis of Presentation

      The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include estimates for depreciation, amortization, inventory valuation allowances, sales provisions, and direct operating cost allocations. Management believes that it has exercised reasonable judgment in deriving these amounts. The Business is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the business environment, competition, foreign exchange rates, and legislation.

      The accompanying combined financial statements as of and for the years ended December 31, 2002 and 2001 are based upon the respective calendar years. Following the acquisition of Pharmacia by Pfizer in April, 2003 the non-U.S. operations changed their fiscal year end from December 31 to November 30, to conform to Pfizer’s accounting policies. As a result, the Statement of Direct Revenues and Direct Operating Expenses for 2003 includes the results from the 11 months ended November 30 for non-U.S. operations and 12 months

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

ended December 31 for U.S. operations. The Statement of Net Assets to be Sold at December 31, 2003 includes the assets and liabilities for non-U.S. operations as of November 30, 2003. The results in 2003 also include additional non-cash charges attributable to the step-up in the basis to fair value of inventory, property, plant and equipment and intangible assets resulting from the acquisition. See Note 4.

      The Statement of Net Assets to be Sold include entities in Sweden and the Netherlands and specific business assets, principally inventory, in the remainder of the markets. Balance sheet amounts in the other markets such as cash, accounts receivable, and accounts payable are not separately identified for the Business. Cash from the Business is not included the accompanying combined statements of net assets to be sold at December 31, 2003, 2002 and 2001 since this cash is included in Pfizer’s centralized cash management system. Complete financial statements were not prepared as Pharmacia and Pfizer did not maintain the Business as a separate reporting unit. After the acquisition of Pharmacia the Business continued to be operated within the pharmaceutical group.

      The combined statements of direct revenue and direct operating expenses include the revenues and operating expenses directly attributable to the development, manufacture, sale, and distribution of the products comprising the Business. They also include an allocation of costs attributable to the sale and distribution of the products comprising the Business, which have not been historically segregated by Pharmacia in its accounting records. These additional allocated costs are incurred in the local markets in which the Business sells and distributes the products. Pfizer management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would be incurred by the Business on a stand alone basis. The combined statements of direct revenues and direct operating expenses do not include interest expense, foreign exchange transaction gains and losses, income taxes, or any other indirect expenses not noted above. All significant intercompany transactions and balances have been eliminated from these financial statements.

3.	Summary of Accounting Policies

Revenue recognition

      The Business’ product portfolio comprised of the Healon line of viscoelastic products, intraocular lenses (IOL) including Tecnis and CeeOn brands, and the Baerveldt glaucoma shunt are primarily sold to hospitals, ambulatory surgical centers, and other physicians and facilities that perform cataract surgical procedures. The Business records revenue from product sales when the goods are shipped and title to products and risk of loss passes to the customer. Revenue comprises the sale of products, net of sales discounts and an estimate of product returns. Volume, promotional, price, cash and other discounts and customer incentives are accounted for as a reduction of revenue in accordance with Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

      The practice of consigning inventory is common throughout the industry for IOL products. The United States, Europe and Japan are the primary markets where consignment of inventory is prevalent. Revenue related to this inventory is recognized when ownership passes to the customers, typically upon implant into a patient.

Direct cost of sales

      Direct cost of sales includes all variable and fixed costs associated with manufacturing the product, including raw materials, packaging supplies, direct labor, indirect labor, the cost of goods purchased from third parties and fixed factory overheads including depreciation. In 2003, direct cost of sales also includes the effects of inventory and property, plant and equipment being stepped-up to fair value. See Note 4.

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

Direct selling and marketing expenses

      Direct selling expenses reflect the cost of sales representatives including travel and entertainment. In certain markets where the Business was allocated such expenses from Pharmacia’s Ophthalmic Group marketing expenses represent non-trade promotion marketing, which included media advertising, samples, seminars and symposia and allocated overhead expenses. These expenses were allocated to the Business based upon specific identification of expenses incurred or management estimates of resources utilized. Advertising and promotion expenses were $12,711, $15,051 and $14,093 for 2003, 2002 and 2001, respectively.

Direct distribution expense

      Certain costs incurred at the production facilities and distribution centers have been allocated to the Business on various bases, including percentage of floor space and activity level. Management believes that these allocations are representative of the activities of the Business.

Direct general and administrative expense

      Direct general and administrative expenses are primarily costs incurred by Pharmacia’s Ophthalmic Group and allocated to the Business based upon management’s estimate of resources utilized by the Business.

Direct research and development expense

      Direct research and development expenses are primarily costs incurred in the Netherlands subsidiary and are related to the IOL product line.

Inventories

      Inventories are valued at the lower of cost or market, with cost determined for finished goods and work-in-process on the first-in first-out (FIFO) method. Raw material inventories are stated at actual cost.

Depreciation, Amortization and Long-Lived Assets

      Property, plant and equipment are carried at cost less accumulated depreciation. Major improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is generally computed on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	25 years
Machinery and equipment	8 - 12 years
Laboratory instruments	3 - 6 years
Furniture, fixtures and other	3 - 12 years

      Intangible assets are recorded at their acquisition cost and are amortized evenly over 20 years (estimated useful life). Impairment tests of long-lived assets are made when conditions indicate a possible loss. When necessary, the Business records charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

      Goodwill relating to Pfizer’s acquisition of Pharmacia was allocated to the Business based on the Business’s fair value. Goodwill represents the difference between the fair value of Business and the fair value of its net assets. Goodwill is not amortized and is subject to annual review for impairment.

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

Foreign Currency Translation

      For international operations, local currencies have been determined to be their functional currencies. Assets and liabilities were translated into their U.S. dollar equivalents at rates in effect at the balance sheet dates. Revenue and expense items were translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are not included in the accompanying combined statements of net assets to be sold because they have historically not been separately identified for the Business.

Concentration of Credit Risk

      The Business does not have significant concentrations of credit risk from its customers. Periodically, the Business reviews the credit quality of its customers’ financial condition. In general, there is no requirement for collateral from customers.

Benefit Plans

      Substantially all the Business’s active employees participate in Pfizer benefit plans and previously in Pharmacia benefit plans. The combined statements of direct revenue and direct operating expenses include an allocation from Pfizer and Pharmacia for the costs associated with the Business’ employees who participate in these plans. Pfizer expects to retain this liability; therefore it is excluded from the Combined Statements of Net Assets to be Sold.

New Accounting Standards

      In January 2003, the Business adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. In January 2003, the Business also adopted the provisions of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The adoption of SFAS No. 143 and FIN 46 did not have a material impact on the financial statements.

4.	Pharmacia Acquisition

Description of Acquisition

      On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion. The acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the assets acquired and liabilities assumed from Pharmacia are recorded at the date of acquisition, at their respective fair values. The consolidated financial statements and reported results of operations of Pfizer issued after completion of the acquisition reflect these values.

Allocation of Purchase Price

      The above purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed. The allocation of the purchase price to the Business resulted in adjusting inventories, property, plant and equipment up to their respective fair values at the acquisition date. Acquired identifiable intangible assets were also recognized at their respective fair values. Goodwill was allocated to the Business based on the difference between the Business’s fair value and the fair value of its net assets. For other assets and liabilities, their carrying values approximated fair value and no adjustments were made to their respective carrying values.

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

      Purchase accounting adjustments to increase carrying values to fair value were as follows:

Inventories(a)		$32,821
Property, plant and equipment(b)		4,542
Goodwill		66,000
Intangible assets (Developed Technology Rights)(c):
Healon	234,000
Tecnis Lenses	6,000
CeeOn Lenses	46,000
Other	8,000

		294,000

Adjustments to fair value of Business assets		$397,363

(a)	The increase to fair value for acquired inventory was comprised of an increase to finished goods of $23,295 and work in process of $9,526.

The fair value of acquired inventory, developed in consultation with independent valuation specialists, was determined as follows:

•	Finished goods — the estimated selling price less the cost of disposal and a reasonable profit for the selling effort.

•	Work in process — the estimated selling price of finished goods less the cost to complete, cost of disposal and a reasonable profit for the selling and remaining manufacturing efforts.

•	Raw materials — estimated current replacement cost, approximated Pharmacia’s historical cost.

(b)	Components of the increase to fair value for acquired property, plant and equipment are as follows:

2003

Land	$(401)
Buildings	3,546
Machinery and equipment	1,397

Total	$4,542

The fair value of acquired property, plant and equipment, developed in consultation with independent valuation specialists, was valued at its value-in-use, unless there was a known plan to dispose of an asset.

(c)	Developed technology rights represent the value associated with developed technology from Pharmacia to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the products and intellectual property that Pfizer acquired from Pharmacia with respect to products and/or processes that have been completed.

The fair value of identifiable intangible assets is determined using the “income approach” on a project-by-project basis. This method starts with a forecast of all of the expected future net cash flows. These net cash flow projections do not anticipate any revenue or cost synergies. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams, some of which are more certain than others.

The forecast of future cash flows for identifiable intangible assets requires the following assumptions to be made:

•	Revenue that is reasonably likely to result from the approved and unapproved, potential uses of identifiable assets that includes the estimated number of units to be sold, estimated selling prices,

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

estimated market penetration and estimated market share and year-over-year growth rates over the product life cycles.

•	Cost of sales using historical data, industry data or other sources of market data.

•	Sales and marketing expense using historical data, industry data or other sources of market data.

•	General and administrative expenses.

•	R&D expenses.

•	The estimated life of product or potential product.

The valuations are based on the information that is available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by the Business and Pfizer’s management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

Impact on Operations

      As a result of the acquisition and the adjustments to the carrying value of certain assets of the Business to increase them to their fair values, additional non-cash charges are now reflected in the Statement of Direct Revenues and Direct Operating Expenses. The 2003 statement is impacted as follows:

2003

Direct Cost of Sales(a)	$33,541
Amortization of Intangibles(b)	9,800

Impact of Purchase Accounting in 2003	$43,341

(a)	Includes $32,821 relating to the step-up in basis of inventory. This charge is fully recognized in 2003 and will not recur in subsequent years. Also included in Direct Cost of Sales is additional depreciation of $720 relating to the step-up in basis in property, plant and equipment. On an annual basis this additional depreciation charge will be approximately $1,080.

(b)	Represents amortization of developed technology rights of $9,800. On an annual basis such amortization will be approximately $14,700.

5.	Corporate and Pharmaceutical Group Overhead Costs

      Corporate overhead costs relating to functions such as personnel, legal, accounting, treasury, and information systems have not been allocated to the Business because these costs are not separately identified in the accounting records for the Business. In addition, management believes that these costs would not be representative of the costs that would have been or will be incurred by the Business operating independently from Pfizer or Pharmacia.

      Pharmaceutical Group overhead costs relating to personnel, quality control, regulatory compliance, finance, and business development also have not been allocated to the Business, for the same reasons as the corporate overhead costs noted above.

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

6.	Inventories

      Inventories consist of the following:

	2003	2002	2001

Raw materials	$4,666	$3,718	$2,928
Work in process	2,180	3,562	2,158
Finished goods	17,237	14,491	9,239

Total inventories	$24,083	$21,771	$14,325

7.	Property, Plant and Equipment

      Significantly all of the property, plant and equipment being sold relates to the manufacturing and distribution facilities in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India and consist of the following:

	2003	2002	2001

Land, buildings and building improvements	$29,709	$22,137	$18,716
Machinery and equipment	41,156	40,275	32,942
Furniture, fixtures and other	883	956	851
Construction in progress	8,985	6,048	3,695

	80,733	69,416	56,204
Less: accumulated depreciation	(39,716)	(40,686)	(31,637)

Net property, plant and equipment	$41,017	$28,730	$24,567

      Depreciation expense totaled $2,717, $1,984 and $2,225 for the years ended December 31, 2003, 2002 and 2001, respectively.

8.	Intangibles

      The components of identifiable intangible assets are:

2003

Intangible assets:
Developed technology rights:
Healon	$234,000
Tecnis Lenses	6,000
CeeOn Lenses	46,000
Other Surgical Ophthalmology	8,000

294,000
Less: accumulated amortization	(9,800)

Net identifiable intangible assets	$284,200

      Amortization expense for the intangible assets was $9,800 in 2003. Expected amortization expense for each of the next 5 years is $14,700 per year.

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001 — (Continued)

9.	Geographic Information

      Surgical Ophthalmology operates in one business segment. The Business primarily sells its products to hospitals, ambulatory surgical centers, and other physicians and facilities that perform cataract surgical procedures. The following table presents direct revenue and long lived assets by geographic location:

						United	All Other
		Sweden	Netherlands	India	Japan	States	Countries	Consolidated

Direct revenue, net	2003	831	1,643	2,440	34,828	37,214	70,024	146,980
	2002	1,282	1,579	1,971	39,895	38,780	71,428	154,935
	2001	1,357	1,877	1,531	45,719	38,921	70,214	159,619
Long-lived assets	2003	311,903	74,501	3,856	520	0	437	391,217
	2002	14,718	8,949	4,249	456	0	358	28,730
	2001	11,232	8,063	4,573	342	0	357	24,567

10.	Legal Proceedings and Contingencies

      The Business is involved in various patent, environmental and tax claims and litigations that arise from time to time in the ordinary course of business. Management believes that it has valid defenses with respect to the legal matters pending against it and it believes that the ultimate resolution of these matters will not have a material adverse impact on its financial condition, results of operations, or cash flows.

11.	Subsequent Event

      On April 21, 2004 Pfizer announced that they have entered into a definitive agreement for Advanced Medical Optics to acquire the Business for $450,000.

Pfizer’s Surgical Ophthalmic Business

Combined Statement of Net Assets to be Sold as of March 28, 2004

As of
March 28, 2004

(Unaudited)
Assets:
Inventories	$27,263
Prepaid expenses	549
Property, plant, and equipment, net	41,364
Goodwill	66,000
Intangible assets, net	280,525

Total assets	415,701

Liabilities:
Accounts payable	1,057
Accrued compensation and related items	1,128
Accrued other current liabilities	1,420
Accrued long term liabilities	98
Non-current deferred income taxes	190

Total liabilities	3,893

Net assets to be sold	$411,808

See accompanying notes to combined financial statements.

Pfizer’s Surgical Ophthalmic Business

Combined Statements of Direct Revenue and Direct Operating Expenses

for the Three Months Ended March 28, 2004 and March 31, 2003

	Three Months Ended

	March 28, 2004	March 31, 2003

	(Unaudited)
Direct revenue, net	$32,831	$36,624
Direct cost of sales	11,854	9,261

Gross profit	20,977	27,363

Direct operating expenses:
Selling and marketing expenses	9,971	10,951
Distribution expense	843	382
General and administrative expenses	988	1,523
Research and development expenses	751	842
Amortization of intangibles	3,675	0

Total direct operating expenses	16,228	13,698

Excess of direct revenue over direct expenses	$4,749	$13,665

See accompanying notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)

March 28, 2004
(Dollars in thousands)

1.	Business Description

      Pfizer’s Surgical Ophthalmic Business (the “Business,”) is comprised of a group of products within Pfizer Inc.’s Global Pharmaceutical Group, a division of Pfizer Inc. (“Pfizer”). The Business’s portfolio includes:

•	The Healon line of viscoelastic products

•	A range of intraocular lenses (IOLs) including Tecnis and CeeOn brands, and

•	The Baerveldt glaucoma shunt

      The Business maintains a balanced, global presence with coverage in each of the major surgical ophthalmic regions of the world. The Business operates in over 40 countries through manufacturing subsidiaries located in Sweden, the Netherlands and India that are completely dedicated to the Business and through other Pfizer subsidiaries that contain certain assets and operations attributable to the Business.

      On April 16, 2003, Pfizer acquired the Business as part of its acquisition of Pharmacia Corporation (“Pharmacia”). Prior to April 16, 2003, the business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products. The Business shared many corporate resources with the rest of the ophthalmic franchise and other Pharmacia businesses. Since the completion of Pfizer’s acquisition of Pharmacia, the relationship of the Business with Pfizer has remained largely similar to its structure under Pharmacia. The accompanying combined Statement of Direct Revenues and Direct Operating Expenses financial statements for the three months ended March 30, 2003 reflect the Business when it was within Pharmacia. The financial statements as of and for the three months ended March 28, 2004 include the effects of purchase accounting associated with the Pfizer acquisition of Pharmacia. These effects require assets acquired and liabilities assumed to be recorded at the acquisition date at their respective fair values.

      On April 21, 2004 Pfizer announced that they have entered into a definitive agreement for Advanced Medical Optics to acquire the Business for $450,000. The transaction will include the inventories and property, plant and equipment that relate exclusively to the Business that could be segregated and conveyed to the purchaser. Generally, accounts receivable for these products are not separately identifiable; therefore they would not be included with the sale of the Business. The only other assets and liabilities that would transfer to the buyer would be those items associated with the conveyed subsidiaries or accruals specifically associated with transferred employees and not contractually retained by Pfizer.

2.	Basis of Presentation

      The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include estimates for depreciation, amortization, inventory valuation allowances, sales provisions, and direct operating cost allocations. Management believes that it has exercised reasonable judgment in deriving these amounts. The Business is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the business environment, competition, foreign exchange rates, and legislation.

      The accompanying combined Statement of Direct Revenues and Direct Operating Expenses for the three months ended March 31, 2003 is based upon the respective calendar year. Following the acquisition of Pharmacia by Pfizer in April, 2003 the non-U.S. operations changed their fiscal year end from December 31 to November 30, to conform to Pfizer’s accounting policies. As a result, the Statement of Direct Revenues

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

and Direct Operating Expenses for 2004 includes the results from the 3 months ended February 22, 2004 for non-U.S. operations and 3 months ended March 28, 2004 for U.S. operations. The Statement of Net Assets to be Sold at March 28, 2004 includes the assets and liabilities for non-U.S. operations as of February 22, 2004.

      The Statement of Net Assets to be Sold include entities in Sweden and the Netherlands and specific business assets, principally inventory, in the remainder of the markets. Balance sheet amounts in the other markets such as cash, accounts receivable, and accounts payable are not separately identified for the Business. Cash from the Business is not included the accompanying combined statements of net assets to be sold since this cash is included in Pfizer’s centralized cash management system. Complete financial statements were not prepared as Pharmacia and Pfizer did not maintain the Business as a separate reporting unit. After the acquisition of Pharmacia the Business continued to be operated within the pharmaceutical group.

      The combined statements of direct revenue and direct operating expenses include the revenues and operating expenses directly attributable to the development, manufacture, sale, and distribution of the products comprising the Business. They also include an allocation of costs attributable to the sale and distribution of the products comprising the Business, which have not been historically segregated by Pharmacia in its accounting records. These additional allocated costs are incurred in the local markets in which the Business sells and distributes the products. Pfizer management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would be incurred by the Business on a stand alone basis. The combined statements of direct revenues and direct operating expenses do not include interest expense, foreign exchange transaction gains and losses, income taxes, or any other indirect expenses not noted above. All significant intercompany transactions and balances have been eliminated from these financial statements.

3.	Summary of Accounting Policies

Revenue recognition

      The Business’ product portfolio comprised of the Healon line of viscoelastic products, intraocular lenses (IOL) including Tecnis and CeeOn brands, and the Baerveldt glaucoma shunt are primarily sold to hospitals, ambulatory surgical centers, and other physicians and facilities that perform cataract surgical procedures. The Business records revenue from product sales when the goods are shipped and title to products and risk of loss passes to the customer. Revenue comprises the sale of products, net of sales discounts and an estimate of product returns. Volume, promotional, price, cash and other discounts and customer incentives are accounted for as a reduction of revenue in accordance with Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

      The practice of consigning inventory is common throughout the industry for IOL products. The United States, Europe and Japan are the primary markets where consignment of inventory is prevalent. Revenue related to this inventory is recognized when ownership passes to the customers, typically upon implant into a patient.

Direct cost of sales

      Direct cost of sales includes all variable and fixed costs associated with manufacturing the product, including raw materials, packaging supplies, direct labor, indirect labor, the cost of goods purchased from third parties and fixed factory overheads including depreciation. In 2004, direct cost of sales also includes the effects of inventory and property, plant and equipment being stepped-up to fair value. See Note 4.

Direct selling and marketing expenses

      Direct selling expenses reflect the cost of sales representatives including travel and entertainment. In certain markets where the Business was allocated such expenses from Pharmacia’s Ophthalmic Group

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

marketing expenses represent non-trade promotion marketing, which included media advertising, samples, seminars and symposia and allocated overhead expenses. These expenses were allocated to the Business based upon specific identification of expenses incurred or management estimates of resources utilized. Advertising and promotion expenses were $2,336 and $4,066 for 2004 and 2003, respectively.

Direct distribution expense

      Certain costs incurred at the production facilities and distribution centers have been allocated to the Business on various bases, including percentage of floor space and activity level. Management believes that these allocations are representative of the activities of the Business.

Direct general and administrative expense

      Direct general and administrative expenses are primarily costs incurred by Pharmacia’s Ophthalmic Group and allocated to the Business based upon management’s estimate of resources utilized by the Business.

Direct research and development expense

      Direct research and development expenses are primarily costs incurred in the Netherlands subsidiary and are related to the IOL product line.

Inventories

      Inventories are valued at the lower of cost or market, with cost determined for finished goods and work-in-process on the first-in first-out (FIFO) method. Raw material inventories are stated at actual cost.

Depreciation, Amortization and Long-Lived Assets

      Property, plant and equipment are carried at cost less accumulated depreciation. Major improvements are capitalized while maintenance and repairs are expensed when incurred. Depreciation is generally computed on a straight-line basis over the following estimated useful lives:

Buildings and building improvements	25	years
Machinery and equipment	8 – 12	years
Laboratory instruments	3 – 6	years
Furniture, fixtures and other	3 – 12	years

      Intangible assets are recorded at their acquisition cost and are amortized evenly over 20 years (estimated useful life). Impairment tests of long-lived assets are made when conditions indicate a possible loss. When necessary, the Business records charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

      Goodwill relating to Pfizer’s acquisition of Pharmacia was allocated to the Business based on the Business’s fair value. Goodwill represents the difference between the fair value of Business and the fair value of its net assets. Goodwill is not amortized and is subject to annual review for impairment.

Foreign Currency Translation

      For international operations, local currencies have been determined to be their functional currencies. Assets and liabilities were translated into their U.S. dollar equivalents at rates in effect at the balance sheet dates. Revenue and expense items were translated into their U.S. dollar equivalents at average rates of exchange for the period. Translation gains and losses are not included in the accompanying combined

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

statements of net assets to be sold because they have historically not been separately identified for the Business.

Concentration of Credit Risk

      The Business does not have significant concentrations of credit risk from its customers. Periodically, the Business reviews the credit quality of its customers’ financial condition. In general, there is no requirement for collateral from customers.

Benefit Plans

      Substantially all the Business’s active employees participate in Pfizer benefit plans and previously in Pharmacia benefit plans. The combined statements of direct revenue and direct operating expenses include an allocation from Pfizer and Pharmacia for the costs associated with the Business’ employees who participate in these plans. Pfizer expects to retain this liability; therefore it is excluded from the Combined Statements of Net Assets to be Sold.

4.	Pharmacia Acquisition

Description of Acquisition

      On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion. The acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the assets acquired and liabilities assumed from Pharmacia are recorded at the date of acquisition, at their respective fair values. The consolidated financial statements and reported results of operations of Pfizer issued after completion of the acquisition reflect these values.

Allocation of Purchase Price

      The above purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed. The allocation of the purchase price to the Business resulted in adjusting inventories, property, plant and equipment up to their respective fair values at the acquisition date. Acquired identifiable intangible assets were also recognized at their respective fair values. Goodwill was allocated to the Business based on the difference between the Business’s fair value and the fair value of its net assets. For other assets and liabilities, their carrying values approximated fair value and no adjustments were made to their respective carrying values.

      Purchase accounting adjustments to increase carrying values to fair value were as follows:

Inventories(a)		$32,821
Property, plant and equipment(b)		4,542
Goodwill		66,000
Intangible assets (Developed Technology Rights)(c):
Healon	234,000
Tecnis Lenses	6,000
CeeOn Lenses	46,000
Other	8,000

		294,000

Adjustments to fair value of Business assets		$397,363

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

(a)	The increase to fair value for acquired inventory was comprised of an increase to finished goods of $23,295 and work in process of $9,526.

The fair value of acquired inventory, developed in consultation with independent valuation specialists, was determined as follows:

• Finished goods — the estimated selling price less the cost of disposal and a reasonable profit for the selling effort.

• Work in process — the estimated selling price of finished goods less the cost to complete, cost of disposal and a reasonable profit for the selling and remaining manufacturing efforts.

• Raw materials — estimated current replacement cost, approximated Pharmacia’s historical cost.

(b)	Components of the increase to fair value for acquired property, plant and equipment are as follows:

2003

Land	$(401)
Buildings	3,546
Machinery and equipment	1,397

Total	$4,542

The fair value of acquired property, plant and equipment, developed in consultation with independent valuation specialists, was valued at its value-in-use, unless there was a known plan to dispose of an asset.

(c)	Developed technology rights represent the value associated with developed technology from Pharmacia to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the products and intellectual property that Pfizer acquired from Pharmacia with respect to products and/or processes that have been completed.

The fair value of identifiable intangible assets is determined using the “income approach” on a project-by-project basis. This method starts with a forecast of all of the expected future net cash flows. These net cash flow projections do not anticipate any revenue or cost synergies. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams, some of which are more certain than others.

The forecast of future cash flows for identifiable intangible assets requires the following assumptions to be made:

• Revenue that is reasonably likely to result from the approved and unapproved, potential uses of identifiable assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product life cycles.

• Cost of sales using historical data, industry data or other sources of market data.

• Sales and marketing expense using historical data, industry data or other sources of market data.

• General and administrative expenses.

• R&D expenses.

• The estimated life of product or potential product.

The valuations are based on the information that is available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by the Business and Pfizer’s management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

Impact on Operations

      As a result of the acquisition and the adjustments to the carrying value of certain assets of the Business to increase them to their fair values, additional non-cash charges are now reflected in the Statement of Direct Revenues and Direct Operating Expenses. The 2004 statement is impacted as follows:

2004

Direct Cost of Sales(a)	$270
Amortization of Intangibles(b)	3,675

Impact of Purchase Accounting in 2004	$3,945

(a)	Represents additional depreciation relating to the step-up in basis in property, plant and equipment. On an annual basis this additional depreciation charge will be approximately $1,080.

(b)	Represents amortization of developed technology rights. On an annual basis such amortization will be approximately $14,700.

5.	Corporate and Pharmaceutical Group Overhead Costs

      Corporate overhead costs relating to functions such as personnel, legal, accounting, treasury, and information systems have not been allocated to the Business because these costs are not separately identified in the accounting records for the Business. In addition, management believes that these costs would not be representative of the costs that would have been or will be incurred by the Business operating independently from Pfizer or Pharmacia.

      Pharmaceutical Group overhead costs relating to personnel, quality control, regulatory compliance, finance, and business development also have not been allocated to the Business, for the same reasons as the corporate overhead costs noted above.

6.	Inventories

      Inventories consist of the following:

2004

Raw materials	$5,366
Work in process	5,634
Finished goods	16,263

Total inventories	$27,263

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
March, 28, 2004 — (Continued)

7.	Property, Plant and Equipment

      Significantly all of the property, plant and equipment being sold relates to the manufacturing and distribution facilities in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India and consist of the following:

2004

Land, buildings and building improvements	$30,713
Machinery and equipment	40,450
Furniture, fixtures and other	795
Construction in progress	9,928

81,886
Less: accumulated depreciation	(40,522)

Net property, plant and equipment	$41,364

      Depreciation expense totaled $840 and $544 for the three months ended March 28, 2004 and March 31, 2003, respectively.

8.	Intangibles

      The components of identifiable intangible assets are:

2004

Intangible assets:
Developed technology rights:
Healon	$234,000
Tecnis Lenses	6,000
CeeOn Lenses	46,000
Other Surgical Ophthalmology	8,000

294,000
Less: accumulated amortization	(13,475)

Net identifiable intangible assets	$280,525

      Amortization expense for the intangible assets was $3,675 in 2004. Expected amortization expense for each of the next 5 years is $14,700 per year.

9.	Legal Proceedings and Contingencies

      The Business is involved in various patent, environmental and tax claims and litigations that arise from time to time in the ordinary course of business. Management believes that it has valid defenses with respect to the legal matters pending against it and it believes that the ultimate resolution of these matters will not have a material adverse impact on its financial condition, results of operations, or cash flows.